Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 27, 2021

among

KRATON CORPORATION,

DL CHEMICAL CO., LTD.,

DLC US HOLDINGS, INC.

and

DLC US, INC.

i

ii

Exhibit A – Charter of Surviving Corporation

Exhibit B – Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of September 27, 2021, by and among Kraton Corporation, a Delaware corporation (the “Company”), DL Chemical Co., Ltd., a company organized under the laws of the Republic of Korea (“Parent”), DLC US Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Intermediate Merger Subsidiary”), and DLC US, Inc., a Delaware corporation and a wholly owned Subsidiary of Intermediate Merger Subsidiary (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“Delaware Law”), the parties intend that Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company being the surviving company in the Merger and becoming a wholly owned Subsidiary of Intermediate Merger Subsidiary as a result of the Merger;

WHEREAS, each of the Company Board and the Boards of Directors of Intermediate Merger Subsidiary and Merger Subsidiary have unanimously (i) adopted, approved and declared advisable this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company, Intermediate Merger Subsidiary and Merger Subsidiary, respectively, and their respective stockholders, (ii) approved the execution, delivery and performance by the Company, Intermediate Merger Subsidiary and Merger Subsidiary, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s, Intermediate Merger Subsidiary’s and Merger Subsidiary’s respective stockholders to be adopted and approved, and (iv) resolved to recommend adoption and approval of this Agreement by the respective stockholders of the Company, Intermediate Merger Subsidiary and Merger Subsidiary; and

WHEREAS, each of the Company, Parent, Intermediate Merger Subsidiary, and Merger Subsidiary desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with the Merger and to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are (i) no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain an exception to the standstill provision solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board and (ii) do not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person. The Company shall provide Parent with copies of any Acceptable Confidentiality Agreements promptly following execution thereof.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to any transaction or series of related transactions involving: (i) any acquisition, purchase, lease, exchange, exclusive license, transfer or disposition, direct or indirect, of (A) assets equal to 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including equity interests of any Subsidiaries), or to which 15% or more of the consolidated revenues or earnings of the Company are attributable or (B) 15% or more of any class of equity or voting securities of the Company (whether by voting power or number of shares), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding equity or voting securities of the Company (whether by voting power or number of shares), or (iii) a merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization, sale of all or substantially all of the assets, liquidation, dissolution or other similar transaction (A) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including equity interests of any Subsidiaries), or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction (or transactions) would, as a result of such transaction (or transactions), hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled,” “controlling,” “controlled by,” and “under common control with” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any Law that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting on its behalf.

“CFIUS Clearance” means any of the following shall have occurred: (i) a written confirmation from CFIUS that the Merger is not subject to CFIUS jurisdiction, (ii) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Merger and has concluded all action under the DPA, (iii) CFIUS has informed Parent and the Company that it is unable to conclude action under the DPA with respect to the Merger on the basis of the CFIUS Declaration, and has neither (A) initiated a unilateral CFIUS review of the Merger, nor (B) requested that Parent and the Company file a CFIUS Notice, or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Merger, either (A) the President of the United States shall have determined not to use his powers pursuant to the DPA to suspend, condition, or prohibit the consummation of the Merger or (B) the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2020 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.

“Company Balance Sheet Date” means December 31, 2020.

“Company Board” means the Board of Directors of the Company.

“Company Credit Agreements” means (i) that certain Credit and Guarantee Agreement, dated as of January 6, 2016, by and among Kraton Polymers LLC, as U.S. Borrower, Kraton Polymers Holdings B.V., as Euro Borrower, Kraton Corporation, as Parent, certain subsidiaries of Parent, as guarantors, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent and Nomura Securities International, Inc. and Deutsche Bank Securities Inc., as Syndication Agents, as amended by the First Amendment to Credit and Guarantee Agreement, dated as of July 6, 2016, the Second Amendment to Credit and Guarantee Agreement, dated as of January 9, 2017, the Third Amendment to Credit and Guarantee Agreement, dated as of June 13, 2017, the Fourth Amendment to Credit and Guarantee Agreement, dated as of August 16, 2017, the Fifth Amendment to Credit and Guarantee Agreement, dated as of March 8, 2018, the Sixth Amendment to Credit and Guarantee Agreement, dated as of May 24, 2018, and the Seventh Amendment to

Credit and Guarantee Agreement, dated as of May 24, 2018; and (ii) that certain Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of April 15, 2020, by and among Kraton Polymers U.S. LLC and Kraton Chemical, LLC, as U.S. Borrowers and Guarantors, Kraton Polymers Nederland B.V., as Initial Dutch Kraton Borrower, Kraton Corporation, as Parent, certain subsidiaries of Parent, as Guarantors, the financial institutions listed from time to time party thereto, as Lenders, and Bank of America, N.A., in its capacity as Administrative Agent, Collateral Agent and Security Trustee, as amended by that certain First Amendment to Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of December 3, 2020.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent, Intermediate Merger Subsidiary, and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned, or purported to be owned, by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Stock Plans” means each plan or non-plan award agreement pursuant to which stock options or other equity awards have been granted to employees or other service providers of the Company or its Subsidiaries.

“Company Termination Fee” means an amount equal to $63,000,000.

“Compliant” means, with respect to the Required Financial Information, that: (i) the Required Financial Information does not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries or omit to state any material fact regarding the Company or any of its Subsidiaries necessary in order to make the Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading; (ii) the Required Financial Information is compliant in all material respects with all requirements of Regulation S-X and Regulation S-K promulgated by the SEC applicable to offerings of debt securities on a registration statement on Form S-1 that are applicable to the Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); (iii) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (iv) in connection with any Financing involving the offering of debt securities, the Company’s independent registered public accounting firm shall have consented to the use of its audit opinions with respect to any Required Financial Information audited by such firm and shall have confirmed that they are prepared to issue customary comfort letters upon the “pricing” of such debt securities and throughout the period ending on the last Business Day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto); (v) the Company shall have not been informed by such independent registered public accounting firm of the Company that it is required to restate, and the Company has not restated (or is not actively considering any such restatement; provided, that such Required Financial Information shall be deemed to be Compliant pursuant to this clause (v) when the Company informs Parent in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Financial Information; provided, further, that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant pursuant to this clause (v) if and when such restatement has been completed and the relevant financial statements have been amended; and (vi) the financial statements included in the Required Financial Information that have been received by Parent and the Financing Sources as of the first day of the twenty (20) consecutive Business Day period in the Marketing Period (A) are sufficiently current on each day during such twenty (20) consecutive Business Day period to satisfy the requirements of Rule 3-12 of Regulation S-X promulgated by the SEC to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day during the Marketing Period and (B) are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period.

“Confidentiality Agreement” means the confidentiality agreement between Parent and the Company dated June 3, 2021, as amended or supplemented.

“Contract” means any written or oral legally binding contract, subcontract, agreement, note, bond, indenture, instrument, permit, concession, franchise, binding understanding, option, lease, sublease, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other written or oral agreement, commitment or undertaking of any nature.

“COVID-19” means the SARS-CoV-2 or Covid-19 virus, and any variants thereof.

“COVID Actions” means any actions taken by the Company or any of its Subsidiaries to the extent that such action is reasonably necessary to ensure compliance by the Company and its Subsidiaries and their respective directors, officers and employees with all Applicable Laws related to COVID-19, including quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, “essential business” or any other similar Laws.

“DPA” means Section 721 the Defense Production Act of 1950, as amended, and all interim or final rules and regulations issued and effective thereunder.

“Environmental Laws” means any Law pertaining to the environment, natural resources, pollution, protection of worker health and safety, or exposure of Persons to Hazardous Substances, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substance in the environment, and including but not limited to the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, including the Superfund Amendments and Reauthorization Act of 1986, each as amended (42 U.S.C. § 9601 et seq.), the

Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 5101 et seq.), the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.) and any foreign, state or local Laws analogous to any of the foregoing, together with all judicial interpretations thereof.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any transnational, national, domestic or foreign, federal, regional, provincial, state, county, municipal, or local governmental, regulatory or administrative authority, department, court, agency or official, or any other entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any quasi-governmental or self-regulatory agency, commission or authority, including any national securities exchange or quotation system, and (iii) any division, bureau, department, committee, or other political subdivision of, or a legal entity that is owned or controlled by, any entity described in clauses (i) or (ii).

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including asbestos in any form, urea formaldehyde, perchlorate, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and petroleum and petroleum products) regulated by or forming the basis of liability under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means an Option having a per share exercise price less than the Merger Consideration.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all indebtedness of others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed, (iv) all guarantees (or any other arrangement having the economic effect of a guarantee) of the indebtedness of others, (v) all finance lease obligations and all synthetic lease obligations, (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (vii) all securitization transactions, (viii) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (ix) all obligations, contingent or otherwise, in respect of bankers’ acceptances, and (x) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other proprietary information; (iii) all copyrights and copyright registrations, including in computer software, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intervening Event” means an event, change or development that is material to the Company and its Subsidiaries, taken as a whole, that (i) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, and (ii) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event shall any of the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (B) the Company exceeding any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings, or other financial performance or results of operations, or changes in the market price or trading volume of the securities of the Company (it being understood, in each case, that the underlying facts giving rise or contributing to such event may be taken into account in determining whether there has been an Intervening Event to the extent such facts are not otherwise excluded under this definition); or (C) any changes relating to Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or their respective Subsidiaries or Affiliates.

“Inventory” means all finished goods and goods for resale, all work in progress, all parts and supplies, and all raw materials and consumables.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter acquired in the customary performance of their respective duties, including as it relates to their titles.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, deed of trust, charge, security interest, encumbrance, covenant, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, whether voluntarily incurred or arising by operation of Law.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement (i) commencing on the later of (A) the date on which Parent and its Financing Sources shall have received the Required Financial Information, and (B) (1) November 17, 2021 or (2) such earlier date as Parent may elect by written notice to the Company in its sole discretion and (ii) throughout which period the Required Financial Information shall remain Compliant; provided, that (x) November 24, 2021, November 26, 2021 and July 1, 2022 shall not be a Business Day for purposes of calculating the Marketing Period, (y) if the Marketing Period has not ended by December 17, 2021, then the Marketing Period shall not begin before January 3, 2022, and (z) if the Marketing Period has not ended by August 19, 2022, then the Marketing Period shall not begin before September 6, 2022. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financial Information shall be deemed to have been delivered, subject to the proviso in the first sentence of this definition, on the date of the delivery of the applicable notice to Parent (and the Marketing Period shall be deemed to have commenced on such date), in each case, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and within five (5) Business Days after receipt of such notice, Parent specifies in writing to the Company, in reasonable detail, what Required Financial Information was not delivered.

“Material Adverse Effect” means any change, effect, event, circumstance, development, condition, state of facts or occurrence that (i) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, development, condition, state of facts or occurrence resulting from or arising in connection with (A) changes in the general United States or global economic conditions, including changes affecting financial, securities, credit or other capital markets in the United States or globally, (B) general changes or developments in any of the industries in which the Company or its Subsidiaries operate (C) changes in general regulatory, legislative or political conditions in the United States or globally, (D) changes in geopolitical conditions, acts of war (whether or not declared), acts of armed hostility, sabotage, or acts of terrorism (or material worsening of any such conditions), (E) any hurricane, tornado, tsunami, or other weather conditions, flood, volcanic eruption, earthquake, nuclear disaster, pandemic (including the COVID-19 pandemic and the taking of any COVID Action), or other natural or man-made disaster or other force majeure event, (F) changes after the date of this Agreement in Applicable Law or GAAP or authoritative interpretation thereof, (G) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial performance or results of operations, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company in and of itself (it being understood, in each case, that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect, to the extent such facts are not otherwise excluded under this definition), (H) the identity of Parent, Intermediate Merger Subsidiary, Merger Subsidiary or their respective Affiliates, and the negotiation, announcement, or consummation of the transactions contemplated by this Agreement (it being understood, in each case, that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (I) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement or the other Transaction Documents (or the transactions contemplated hereby or thereby), and (J) (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary or (2) the taking by the Company of any action required by this Agreement, or the failure by the Company to take any action prohibited by this Agreement; or (ii) prevents, materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent, materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement prior to the End Date; provided, however, that in the case of clauses (A), (B), (C), (D), (E) and (F), any change, effect, event, circumstance, development, condition, state of facts, or occurrence shall be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such change, effect, event, circumstance, development, condition, state of facts, or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the polymers and chemicals industries in which the Company or any of its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Option” means each outstanding option to purchase shares of Company Stock granted under a Company Stock Plan.

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Out-of-the-Money Option ” means an Option having a per share exercise price equal to or greater than the Merger Consideration.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, development, condition, state of facts or occurrence that prevents, materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent, materially impede, interfere with, hinder or delay the consummation by Parent, Intermediate Merger Subsidiary, or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement prior to the End Date.

“Parent Termination Fee” means an amount equal to $63,000,000.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of, notifications to, and filings with Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable, or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and that are being contested in good faith by appropriate proceedings or with respect to which the Company or its Subsidiaries has posted or a bond or similar security, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (vi) matters shown by the public records, including any reservation, exception, encroachment, easement, right-of way, covenant, condition, restriction or similar title exception or encumbrance affecting the title to the Company Real Property, (vii) Liens that have been placed by any landlord (including statutory landlord liens) on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries, and subordination or similar agreements relating thereto, (viii) non-exclusive licenses granted under Intellectual Property, and (ix) Liens (other than Liens securing Indebtedness for borrowed money), defects or irregularities in title that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Official” means: (i) any Representative of any Governmental Authority; (ii) any Representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (iii) any Representative of any public international organization; (iv) any Person acting in an official capacity for any Governmental Authority; or (v) any political party, party official or candidate for political office.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances into the environment, including the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources, and including the abandonment or discarding of any containers.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors, agents or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” means (i) the 5.25% Senior Notes due 2026 issued by Kraton Polymers LLC and Kraton Polymers Capital Corporation pursuant to the 5.25% Indenture and (ii) the 4.25% Senior Notes due 2025 issued by Kraton Polymers LLC and Kraton Polymers Capital Corporation pursuant to the 4.25% Indenture.

“Senior Notes Indentures” means (i) that certain Indenture, dated as of May 24, 2018 (the “5.25% Indenture”), among Kraton Polymers LLC and Kraton Polymers Capital Corporation, as issuers, Kraton Corporation and certain of its wholly-owned domestic subsidiaries, as guarantors and Wells Fargo Bank, National Association, as trustee, Deutsche Bank AG, London Branch, as principal paying agent, and Deutsche Bank Luxembourg S.A., as authenticating agent, registrar and transfer agent with respect to the 5.25% Senior Notes due 2026, and (ii) that certain Indenture, dated as of December 21, 2020 (the “4.25% Indenture”), among Kraton Polymers LLC and Kraton Polymers Capital Corporation, as issuers, Kraton Corporation and certain of its wholly-owned domestic subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee with respect to the 4.25% Senior Notes due 2025.

“Solvent” when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (i) the fair value of the assets of such Person will exceed their consolidated debt and liabilities, contingent or otherwise, (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities contingent or otherwise, as such debts and other liabilities become absolute and mature, (iii) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date and (iv) such Person will not have incurred and do not intend to incur, or believe they will incur, any debts and liabilities, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” mean a bona fide, written Acquisition Proposal (with references to 15% and 85% being deemed to be replaced with references to 85% and 15%, respectively) by a Third Party that is not solicited in breach of Section 6.03, which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors, (i) is reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal that the Board considered in good faith to be appropriate, and (ii) taking into account, if applicable, any changes to terms of this Agreement proposed by Parent, is more favorable to the Company’s stockholders from a financial point of view than the Merger.

“Tax” means any and all federal, state, local, foreign or other taxes, including, without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, escheat, abandoned or unclaimed property, natural resources, severance, stamp, occupation, premium, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, retirement, pension plan, workers’ compensation, license, employee or other withholding, or other tax, duty, fee, levy, imposts or other similar charge of any kind whatsoever imposed by a Governmental Authority, including any interest, additions, fines and penalties in respect of the foregoing and any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, as a transferee or successor, pursuant to any Contract or otherwise.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report, any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Laws” means any Laws, regulations, Orders, permits or other decisions or requirements having the force or effect of law, of any applicable Governmental Authority, concerning the import, export or reexport of hardware, software, technology and services, the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, the Export Control Reform Act, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding economic sanctions, the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade Laws in any jurisdiction in which Company conducts business.

“Transaction Documents” means this Agreement and any other agreement executed and delivered in connection with this Agreement on the date of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Alternate Debt Financing	Section 8.07(c)
Anti-Corruption Laws	Section 4.22(a)
Antitrust Laws	Section 8.01(b)
Approval Request	Section 6.01

Term	Section
Breach	Section 4.15(k)
Certificate of Merger	Section 2.01(b)
Certificates	Section 2.03(a)
CFIUS Declaration	Section 8.01(b)
CFIUS Filing	Section 8.01(b)
CFIUS Notice	Section 8.01(b)
Chosen Court	Section 11.08
Claim	Section 7.02(b)
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Company	Preamble
Company Acquisition Agreement	Section 6.03(a)
Company Board Recommendation	Section 4.02(b)
Company Employee	Section 7.03(a)
Company Equity Awards	Section 4.05(a)
Company Option Merger Consideration	Section 2.05(b)
Company Real Property	Section 4.14(a)
Company RSU	Section 2.05(a)
Company RSU Merger Consideration	Section 2.05(a)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02(a)
Company Subsidiary Securities	Section 4.06(d)
COVID Company Exception	Section 6.01
D&O Insurance	Section 7.02(c)
Data Security Obligations	Section 4.15(k)
Debt Commitment Letter	Section 5.06(b)
Debt Financing	Section 5.06(b)
Debt Financing Conditions	Section 5.06(c)
Debt Financing Sources	Section 5.06(b)
Delaware Law	Recitals
Discharge	Section 8.09
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(b)
Employee Plan	Section 4.17(a)
End Date	Section 10.01(b)(i)
FDI Laws	Section 8.01(b)
Financing	Section 8.07(d)
Financing Sources	Section 8.07(f)
Foreign Antitrust Laws	Section 4.03
Foreign Employee Plan	Section 4.17(p)
Indemnified Person	Section 7.02(a)
Intermediate Merger Subsidiary	Preamble
Internal Controls	Section 4.07(f)

Term	Section
IRS	Section 4.17(b)
Leased Real Property	Section 4.14(a)
Loan Documents	Section 8.08
Material Contract	Section 4.21(a)
Material Customer	Section 4.27(a)
Material Supplier	Section 4.27(b)
Maximum Tail Premium	Section 7.02(c)
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
New Debt Commitment Letters	Section 8.07(c)
Non-Cooperation Notice	Section 8.07(i)
Owned Real Property	Section 4.14(a)
Parent	Preamble
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(b)
Preferred Stock	Section 4.05(a)
Processing	Section 4.15(k)
Proxy Statement	Section 4.09
Real Property Lease	Section 4.14(a)
Redemption	Section 8.09
Reference Time	Section 4.05(a)
Regulated Data	Section 4.15(k)
Replacement Debt Commitment Letter	Section 8.07(c)
Replacement Debt Financing	Section 8.07(c)
Required Closing Amount	Section 5.06(a)
Required Financial Information	Section 8.07(d)
Restraints	Section 9.01(b)
Standards Organizations	Section 4.15(j)
Surviving Corporation	Section 2.01
Uncertificated Shares	Section 2.03(a)
WARN Act	Section 4.18(d)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such word shall not mean simply “if.” The word “or” shall not be exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time prior to the date of this Agreement in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company, shall mean that an unredacted version of such document, agreement or information has been posted to the electronic data room captioned “Project Walker” hosted by Datasite at least one (1) day prior to the date hereof.

ARTICLE 2

The Merger

Section 2.01. The Merger. Under the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall merge with and into the Company, whereupon, the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place by means of the exchange of signatures electronically at 7:00 a.m. Houston, Texas time, as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as Parent and the Company may mutually agree; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall take place instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than two (2) Business Days’ written notice to the Company and (ii) the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) (such date on which the Closing actually occurs is referred to herein as the “Closing Date”).

(b) As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of Delaware Law (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of Delaware Law and in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law, or at such later time that the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Certificate of Merger (the “Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Company as the Surviving Corporation in the Merger, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Company as the Surviving Corporation in the Merger, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Intermediate Merger Subsidiary or Merger Subsidiary or the holders of any capital stock of the Company or Merger Subsidiary:

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be canceled and converted into the right to receive $46.50 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company or any Subsidiary of the Company as treasury stock or owned by Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, or by any other Subsidiary of Parent or Intermediate Merger Subsidiary, immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Subsidiary common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 2.02(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement.

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration in respect of (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal (in a form reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes, only the right to receive such Merger Consideration upon the surrender of such Common Stock in accordance with this Section 2.03(b). At or immediately after the Effective Time or in the case of payments pursuant to Section 2.04, when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Paying Agent as directed by Parent, Intermediate Merger Subsidiary, or, after the Effective Time, the Surviving Corporation in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent, Intermediate Merger Subsidiary, and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one (1) year after the Effective Time shall be returned to Parent (or Intermediate Merger Subsidiary if so directed by Parent), upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent or Intermediate Merger Subsidiary, as applicable, for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor Intermediate Merger Subsidiary shall be liable to any holder of shares of Company Stock for any amounts paid to a Public Official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent (or Intermediate Merger Subsidiary if so directed by Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.04 in respect of any Dissenting Shares shall be returned to Parent (or Intermediate Merger Subsidiary, if so directed by Parent), upon demand.

Section 2.04. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of adoption of this Agreement or consented thereto in writing and who are entitled to demand and have, in all respects, properly exercised appraisal rights of such shares and perfected a demand for and are entitled to appraisal rights in respect of such shares in accordance with Section 262 of Delaware Law and, as of the Effective Time, have complied in all respects with Section 262 of Delaware Law and shall not have waived, effectively withdrawn or lost such Person’s rights to such appraisal and payment under Delaware Law with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.02. Such stockholders instead shall only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of Delaware Law. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and such stockholders shall cease to have any rights with respect thereto except the rights set forth in Section 262 of Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise lost the right to appraisal of such shares of Company Stock under Section 262 of Delaware Law shall thereupon be deemed to have been canceled and converted into, as of the Effective Time, the right to receive, without any interest thereon, and after giving effect to any required Tax withholdings, the Merger Consideration upon surrender in the manner provided in Section 2.03. The Company shall (a) give Parent prompt written notice of any notice or demand for appraisal or payment for shares of Company Stock, any withdrawals of such demands received by the Company prior to the Effective Time and any other instrument served pursuant to Delaware Law and received by the Company relating to Section 262 of Delaware Law, (b) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands and (c) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of Delaware Law, or agree to do any of the foregoing.

Section 2.05. Company Equity Awards.

(a) At or immediately prior to the Effective Time, each award of restricted stock units, notional stock units and phantom stock units (in each case, other than Options) with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time (as to any such Company RSU subject to performance-based vesting conditions, with such number of shares equal to the total Company RSUs outstanding and based on the actual performance of the Company as compared to the applicable performance benchmarks as of the Effective Time), multiplied by (ii) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to each holder of the applicable Company RSUs through its payroll at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time). Section 2.05(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all accelerated Company RSUs.

(b) At or immediately prior to the Effective Time, each outstanding In-the-Money Option will be cancelled in exchange for cash in an amount equal to (i) the total number of shares of Company Stock for which such Option is exercisable, multiplied by (ii) the excess of the Merger Consideration over the per share exercise price of such Option (such amount, the “Company Option Merger Consideration”). At the Effective Time, each outstanding Out-of-the-Money Option will be cancelled without consideration and will be of no further force and effect. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration to each holder of the applicable Options through its payroll at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time).

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company RSU or Option shall have the right to acquire any ownership interest in the Company or the Surviving Corporation in respect thereof.

Section 2.06. Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation, Intermediate Merger Subsidiary, and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Paying Agent, Merger Subsidiary, the Surviving Corporation, Intermediate Merger Subsidiary, or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such withholding was made.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01. Certificate of Incorporation. At the Effective Time, by virtue of the Merger, and without any action on the part of the Company, Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any holder of Company Stock, the certificate of incorporation of the Company shall be amended and restated to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The parties shall take the actions necessary so that, at the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. The parties shall take the actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law or until their earlier death, resignation or removal, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) unless otherwise determined by Parent prior to the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Except (x) as disclosed in the Company SEC Documents that are (A) filed after December 31, 2019 and (B) publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article 4) or (y) subject to Section 11.05, as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent, Intermediate Merger Subsidiary, and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified or (where applicable and recognized) to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available prior to the date hereof. The certificate of incorporation and bylaws of the Company are in full force and effect, and the Company is not in violation of the certificate of incorporation or bylaws of the Company.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority, and except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, pursuant to resolutions that have not been subsequently rescinded, withdrawn, modified or qualified in any way, the Company Board has unanimously (i) adopted, approved, and declared advisable this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption and approval of this Agreement by the Company’s stockholders (such recommendation in the preceding clause (iv), the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any Permit or other action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and the competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), including obtaining each of the clearances and approvals identified in Section 4.03(b) of the Company Disclosure Letter, (c) compliance with any applicable requirements of the 1933 Act and 1934 Act, (d) compliance with any applicable rules of the NYSE, (e) obtaining the CFIUS Clearance and each of the clearances and approvals identified in Section 4.03(e) of the Company Disclosure Letter, and (f) any Permit, or other actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of (i) the certificate of incorporation or bylaws of the Company or (ii) the organizational documents of any of the Company’s Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, or result in any violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, modification, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries, or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (a)(ii), (b), (c) and (d), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 500,000,000 shares of Company Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”). As of 5:00 p.m., Houston, Texas time, on September 26, 2021 (the “Reference Time”), there were (i) 32,148,136 shares of Company Stock outstanding, (ii) an aggregate of 1,782,890 shares of Company Stock reserved for issuance pursuant to outstanding Company RSUs and Options (collectively, the “Company Equity Awards”) (of which total number of shares, 473,532 shares were reserved for issuance pursuant to outstanding Company RSUs (inclusive of 27,809 shares reserved for issuance pursuant to outstanding phantom units) that were not subject to performance-based vesting conditions, 1,086,586 shares were reserved for issuance pursuant to outstanding Company RSUs that were subject to performance-based vesting conditions (assuming satisfaction of performance goals for incomplete performance periods at two hundred percent (200%)), and 222,772 shares were reserved for issuance pursuant to outstanding Options) and (iii) no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to any Company Stock Plan or other Employee Plan will be, when issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the settlement of Company Equity Awards outstanding as of the Reference Time (and reflected in Section 4.05(a)(ii)) and issued in accordance with the terms of such Company Equity Awards and the applicable Company Stock Plan as in effect as of the date of this Agreement, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of, or ownership interests in, the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, the Company; (iii) warrants, calls, options, subscriptions, or other rights, commitments, or Contracts to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of, or ownership interest in, the Company or any securities convertible into or exchangeable for capital stock or voting securities of, or ownership interest in, the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interest in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) There are no voting trusts or other commitments, or Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of Company Securities. There are no outstanding warrants, puts, calls, options, subscriptions, or other rights, commitments, or other Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound obligating the Company or any of its Subsidiaries to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, (i) any Subsidiary of the Company that is not wholly owned by the Company or (ii) in any other Person. There are no outstanding obligations of the Company or any of its Subsidiaries (v) restricting the transfer of, (w) affecting the voting rights of, (x) containing any right of first refusal, right of first offer or similar right with respect to, (y) requiring the registration for sale of or (z) granting any preemptive or anti-dilutive rights with respect to, any Company Securities.

(d) The Company has made available to Parent a complete and correct list, as of the Reference Time, of each outstanding Company Equity Award, including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the number of vested and unvested shares of Company Stock subject to such award, (v) any applicable performance-based vesting conditions, (vi) the applicable per share exercise price (as to Options), and (vii) the expiration date, if any.

(e) No (i) shares of capital stock of the Company or (ii) other Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization. Neither the Company nor any of its Subsidiaries hold an equity or economic interest in any Person other than those Persons set forth in Section 4.06(a) of the Company Disclosure Letter.

(b) Each Subsidiary of the Company has been duly organized and is validly existing and (where applicable) in good standing under the Laws of its respective jurisdiction of organization and has all organizational power and authority, and all Permits, required to carry on its business as currently conducted, except where the failure to have such power and authority or such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the ownership, leasing, or operation of its properties and assets or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified or (where applicable) to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the 1933 Act), each in effect as of the date hereof. Each such certificate of incorporation and bylaws, or equivalent organizational or governing documents, is in full force and effect and none of the Subsidiaries of the Company is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) All of the issued and outstanding shares of capital stock or voting securities of, or ownership interests in, each Subsidiary of the Company have been validly issued, are fully paid and nonassessable (to the extent such concepts are applicable and recognized) and are wholly owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). Other than shares of capital stock or voting securities of, or ownership interest in, the Subsidiaries of the Company referenced in the preceding sentence, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of, or ownership interest in, any Subsidiary of the Company, (iii) warrants, calls, options, subscriptions, or other rights, commitments, or Contracts to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company or any securities convertible into or exchangeable for capital stock or voting securities of, or ownership interest in, any Subsidiary of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Since January 1, 2020, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such later filing), each Company SEC Document (i) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the 1933 Act and the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as well as the listing and corporate governance rules and regulations of the NYSE, and (ii) to the extent such Company SEC Document was filed pursuant to the 1934 Act, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Since January 1, 2020, neither the Company nor any Subsidiary of the Company has received from the SEC or any Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or has received any written notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated. To the knowledge of the Company, (i) none of the Company SEC Documents is subject to ongoing SEC review and (ii) there have not been any material complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

(f) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company, in material compliance with Rule 13a-15 under the 1934 Act, has designed, maintains, and since January 1, 2020 has maintained, disclosure controls and procedures to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(g) The Company and its Subsidiaries have established and maintain, and at all times since January 1, 2020 have maintained, a system of Internal Controls (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(h) Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (i) when filed, complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, (ii) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (ii) or (iii), subject to normal year-end audit adjustments and to any other adjustment described therein and permitted by Form 10-Q of the SEC or other rules and regulations of the SEC). Since January 1, 2020 there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Documents or as required by an applicable Governmental Authority.

Section 4.09. Disclosure Documents. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, (a) on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company, (b) at the time the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC, or (c) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their respective Representatives for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes.

(a) From the Company Balance Sheet Date until the date of this Agreement, there has not been any change, effect, event, circumstance, development, condition, state of facts, occurrence, or development of a state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Company Balance Sheet Date until the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of, or require the consent of Parent under, Section 6.01(a) – (u). Notwithstanding the foregoing, this Section 4.10(b) will not apply to any 2021 grants under the Company Stock Plans.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) as and to the extent specifically disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date (other than any liability for any breaches of Contracts); (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that are not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders; Permits.

(a) The Company and each of its Subsidiaries (i) are, and have at all times since January 1, 2020 been, in compliance with Applicable Law, and (ii) since January 1, 2020, have not received any written notices from any Governmental Authority alleging, nor, to the Company’s knowledge, has any Governmental Authority otherwise threatened, that the Company or any of its Subsidiaries is in violation of Applicable Law, except, in the case of clauses (i) or (ii), for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries has in effect all Permits which are necessary for them to conduct its business as presently conducted, except for such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of the Company, there is no Order, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.13. Litigation. Since January 1, 2020, there has been no action, suit, investigation or proceeding settled, pending or, to the knowledge of the Company, threatened (a) against (i) the Company, any of its Subsidiaries, or any of their respective business or assets or (ii) any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or (b) by any Governmental Authority or arbitrator that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14. Properties.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and all material leased real property to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant as of the date of this Agreement (“Leased Real Property,” and collectively with the Owned Real Property, the “Company Real Property”). The Company and its Subsidiaries have good, valid and indefeasible title to all Owned Real Property, free and clear of all Liens (other than Permitted Liens) and good and valid leasehold estates in and to the Leased Real Property pursuant to each lease, sublease, license, or other use or occupancy agreement with respect to the Leased Real Property (together with all material amendments, modifications and other supplements thereto, each a “Real Property Lease”), free and clear of all Liens (other than

Permitted Liens). Each Real Property Lease is valid and binding on the Company or its Subsidiary, as applicable, and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) The Company has made available to Parent prior to the date of this Agreement true and complete copies of each Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in breach of or default under any Real Property Lease and, to the knowledge of the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease. The Company and its Subsidiaries are not parties to any written or oral sublease, license, occupancy agreement or other Contract of any kind that grants to any other Person the right to use or occupy any Company Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not received written notice of any pending and, to the knowledge of the Company, there is no pending or threatened condemnation, eminent domain, taking or similar proceeding affecting any Company Real Property or any portion thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Real Property is properly zoned for its present use under applicable zoning ordinances, and there are no pending or, to the Company’s knowledge, threatened, proceedings which could result in a modification or termination of such zoning. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company and nor any of its Subsidiaries has received any written notice (i) alleging noncompliance with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Company Real Property, (ii) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Company Real Property, (iii) regarding any pending or contemplated rezoning proceeding affecting any Company Real Property or (iv) regarding any pending or contemplated proceeding or public improvement that could result in the levy of any special tax or assessment against any Company Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the Company Real Property is in compliance with all applicable building, zoning, land use and other similar Laws.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to, or leases and has a valid leasehold interest in, all of the assets, properties and interests in properties (tangible or intangible, including personal property and the Company Real Property) reflected as being owned or leased to the Company or its Subsidiaries in the Company Balance Sheet or acquired after the Company Balance Sheet Date (including a valid leasehold interest in all Leased Real Property), free and clear of all Liens, except (i) for assets disposed of in the ordinary course of business consistent with past practices after the Company Balance Sheet Date and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such assets, properties and interests in properties

(tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company and its Subsidiaries to carry on their respective businesses as presently conducted. All tangible personal property used by the Company or its Subsidiaries in the operation of their respective business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

(e) The Company does not own or hold, and is not obligated under or party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Company Real Property or any portion thereof or interest therein.

Section 4.15. Intellectual Property.

(a) The Company and/or its Subsidiaries have valid title and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company all Company Owned IP is, and immediately following the Closing will be, fully transferable, alienable and licensable by the Surviving Corporation or its Subsidiaries without restriction and without material payment of any kind to any third Person. Neither the Company nor any of its Subsidiaries has granted (or is obligated to grant) to any Person any exclusive license or other exclusive rights in, any Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b) There are no legal disputes, proceedings, or claims pending or, to the knowledge of the Company, threatened, alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries, or alleging that any Company Registered IP is invalid or unenforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) To the knowledge of the Company, no Company Owned IP has been infringed, misappropriated or otherwise violated by any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP, including for each item the application or registration number, title or other identifier, owner name or registrant, jurisdiction of filing or application, and status. To the knowledge of the Company, all issued Company Registered IP is valid and subsisting and enforceable. The Company and its Subsidiaries have paid all maintenance fees and filed all statements of use, responses to office actions, or similar documentation or filings reasonably necessary to maintain and prosecute the Company Registered IP. None of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part. To the knowledge of the Company, no dispute, proceeding, or action to which the Company or one of its Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Company Registered IP) is pending or threatened by or before any Governmental Authority, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered IP or other material Company Owned IP or material Intellectual Property exclusively licensed to the Company or its Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the trade secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except (i) where the Company or a Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or technology as a trade secret, or (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) To the knowledge of the Company, the Company and its Subsidiaries have obtained from all parties (including Company Employees and current or former consultants and subcontractors) who have contributed to any, or otherwise who would have any rights in or to, any material Intellectual Property or technology developed or created for or on behalf of the Company or a Subsidiary, effective and written assignments thereof or equivalent assignment of rights under the Law.

(h) Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any contract or agreement to which the Company or its Subsidiaries is a party: (i) a loss of, or imposition of any Lien on, any material Company Owned IP or material Intellectual Property owned by Parent or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any material technology owned by the Company; (iii) the Company, its Subsidiaries, Parent or any of its Affiliates granting or assigning to any Person any right in or license to any material Intellectual Property that is not already licensed to such Person; (iv) the Company, its Subsidiaries, Parent or any of its Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Company’s or its Subsidiaries’ rights in or to any material Company Owned IP or Parent’s or its Affiliates’ rights in or to any Intellectual Property; or (vi) the Company, its Subsidiaries, Parent or any of its Affiliates being obligated to pay any material royalties or other amounts to any Person in excess of those payable by the Company or its Subsidiaries prior to the Closing Date.

(i) To the Company’s knowledge, no funding of a Governmental Authority, or funding, facilities, personnel, or resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties was used in the creation or development of any Company Owned IP or products or services of the Company or its Subsidiaries, in a manner that gives such Governmental Authority, university, college, hospital, military, other educational institution, research center, or third-party any ownership or exclusive rights in such Company Owned IP or products or services of the Company or its Subsidiaries. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Owned IP or products or services of the Company or its Subsidiaries, has performed services for a Governmental Authority, university, college, hospital, military, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company or its Subsidiaries to grant licenses to any Person or otherwise impair or limit the Company’s or its Subsidiaries control of any Intellectual Property or technology). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company, its Subsidiaries, nor any patent included in the Company Registered IP is subject to any membership agreements, bylaws, practices or policies of any Standards Organization and no patent included in the Company Registered IP has been identified by Company or its Subsidiaries or any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(k) The Company and its Subsidiaries have complied and are presently in compliance in all material respects with all internal and external Company privacy policies, notices, consents, contractual obligations, and applicable Laws, statutes, judgments, orders, rules and regulations, including without limitation the General Data Protection Regulation, the UK Data Protection Act and the California Consumer Privacy Act (“Data Security Obligations”), in each case, relating to the security, privacy, collection, use, transfer (including from one country to another), import, export, storage, protection, disposal and disclosure (collectively, “Processing”) by the Company or any of its Subsidiaries of personal, personally identifiable, sensitive, confidential or regulated data (“Regulated Data”). The Company and its Subsidiaries have provided all notices and obtained all necessary consents to Process Regulated Data, and such notices and consents are accurate and complete, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any or been the subject of any investigation, audit, notification of or complaint regarding non-compliance with any Data Security Obligation. The Company and its Subsidiaries have not had any material disruption, denial of service attack, ransomware attack or unauthorized disruption of any computer network, software, information technology, manufacturing or control systems used in connection with their operations or business. To the Company’s knowledge, it has not received any action, suit, investigation or proceeding by or before any court or governmental agency, authority or body pending or threatened against the Company or any of its Subsidiaries alleging non-compliance with any Data Security Obligation. The Company and its Subsidiaries have established, maintained, implemented, and complied with, reasonable information security and data protection controls, policies and procedures, including, technical, administrative and organizational measures that are designed to protect against and prevent any unauthorized access, use or disclosure of any Regulated Data used in connection with the operation of the Company’s and its Subsidiaries’ businesses (collectively, a “Breach”). The Company and its Subsidiaries perform periodic security assessments and vulnerability testing of IT Systems and have remedied all vulnerabilities and deficiencies, except for vulnerabilities and deficiencies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has not been a Breach of any Regulated Data controlled by the Company and its Subsidiaries, except Breaches that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery, or performance of this Agreement or any other related document nor the consummation of the transactions hereunder will cause, constitute, or result in a material breach or violation of any Data Security Obligation or, other than as set forth herein, require the delivery of any notice to or consent from any Person to transfer, or prohibit the unqualified transfer of, the Regulated Data pursuant to this Agreement, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16. Taxes.

(a) All income and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Laws, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, and the financial statements of the Company and its Subsidiaries reflect adequate reserves in accordance with GAAP for material Taxes of the Company and its Subsidiaries as of the date thereof.

(c) Within the last three (3) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries have not filed Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, in such jurisdiction. Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e) There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(f) The Company and its Subsidiaries have withheld all Taxes that are required to be withheld with respect to amounts paid to its employees, agents, stockholders, contractors and other Third Parties and remitted such amounts to the proper authorities.

(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h) During the last three (3) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.

(i) None of the Company or any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than an affiliated group of which the Company was the common parent corporation); and (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by Contract (excluding any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or otherwise.

(j) The Company and its Subsidiaries are in compliance, in all material respects, with the requirements of any Tax exemption, tax holidays or Tax incentive arrangements to which the Company or any of its Subsidiaries is a party.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law); (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received for a Tax period ending on or prior to the Closing Date; or (vi) any election pursuant to Section 965 of the Code.

(l) The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws and regulations.

(m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations.

Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan (for purposes of this Section 4.17, “material” Employee Plans include, without limitation, each and every Employee Plan that is subject to ERISA). “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other employment, consulting, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option, stock appreciation rights, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), supplemental unemployment benefits, which is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law.

(b) The Company has delivered the following documents to Parent with respect to each material Employee Plan: (i) correct and complete copies of all documents embodying such Employee Plan; including (without limitation) all amendments thereto and all related trust documents; (ii) a written description of any Employee Plan that is not set forth in a written document; (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (iv) all Internal Revenue Service (“IRS”) or Department of Labor determination, opinion, notification and advisory letters; (v) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any; (vi) all discrimination tests for the three (3) most recent plan years; and (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, no plan currently or in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six (6) years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(d) With respect to each plan set forth on Section 4.17(c) of the Company Disclosure Letter that is not a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Pension Plan”): (i) Section 430 of the Code is and has been satisfied, the plan is not in “at risk” status for purposes of Section 430 of the Code, and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; and (iii) no notice of intent to terminate such plan has been filed and no amendment to treat such plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation or otherwise) to treat such plan as terminated.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code either (i) has received a favorable determination letter as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter; or (ii) has pending or has time remaining in which to file an application for such determination from the IRS, and, to the knowledge of the Company, no amendment to such Employee Plan has been adopted since the date of such letter covering such Employee Plan that would adversely affect such favorable determination and no revocation of any such determination letter has been threatened by any Governmental Authority.

(f) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations including ERISA and the Code, which are applicable to such Employee Plan. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. In all material respects, all contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Plans have been timely made or accrued.

(g) Except as required by Applicable Law or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, to the extent such other event standing alone would not by itself trigger such benefit) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any payment, forgiveness of Indebtedness, vesting or distribution or (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(h) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one (1) or more of the Employee Plans identified on Section 4.17(a) of the Company Disclosure Letter, or (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority, other than routine claims for benefits.

(j) Except as set forth on Section 4.17(j) of the Company Disclosure Letter, there is no Contract, plan or arrangement covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. No such payments shall result in additional liabilities, costs or expenses for the Company or any of its Subsidiaries. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(k) Each Employee Plan and Company Equity Award, has in all material respects complied with Section 409A of the Code.

(l) Neither the Company nor any of its Subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(m) No stockholder of the Company holds Company Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(n) Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.

(o) The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(p) Except as set forth on Section 4.17(p) of the Company Disclosure Letter, no material Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Employee Plan”). With respect to any Foreign Employee Plans and without limiting the representations set forth above in this Section 4.17(p), (i) all Foreign Employee Plans have been established, maintained and administered in compliance in all material respects with their terms and Applicable Laws, and (ii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Employee Plans that has not been disclosed on Section 4.17(p) of the Company Disclosure Letter.

Section 4.18. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no, and has not been since January 1, 2018 any (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or Representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(b) Since January 1, 2018, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has been in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act of 1988.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no claims, disputes, grievances, controversies, agency charges, administrative proceedings, formal discrimination complaints or, to the knowledge of the Company, investigations pending or, to the Company’s knowledge, threatened involving any employee, group of employees, independent contractor, or group of independent contractors in their capacity as an employee or independent contractor of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has in the past three years effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 34 U.S.C. §§ 2101 et seq. or any similar state, local or foreign Law (the “WARN Act”)

affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company has not otherwise experienced any employment-related liability with respect to COVID-19 that is material to the Company and its Subsidiaries, taken as a whole.

Section 4.19. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and as are customary for companies of similar size in the same or similar lines of business, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse or time or both, would constitute a breach or default of any such insurance policy, (d) all premium due under the insurance policies of the Company and its Subsidiaries have been paid, (e) no notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse or time or both, would permit termination of any such insurance policy, and (f) since January 1, 2018, no claim for coverage under any insurance policies of the Company or its Subsidiaries has been denied by an insurer.

Section 4.20. Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a) (i) no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (ii) there is no Order or injunction of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

(b) the Company and its Subsidiaries are and, since December 31, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits; and

(c) to the knowledge of the Company, there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in any liability, including any obligation to conduct any remedial action, of the Company or any of its Subsidiaries under or pursuant to any Environmental Law, and to the knowledge of the Company, there has been no Release of any Hazardous Substance by any Person at any property formerly owned, leased or operated by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in any liability, including any obligation to conduct any remedial action, of the Company or any of its Subsidiaries under or pursuant to any Environmental Law.

(d) The parties agree and acknowledge that this Section 4.20 shall be the Company’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws and Hazardous Substances.

Section 4.21. Material Contracts.

(a) Except for (i) this Agreement and (ii) any Employee Plans listed in Section 4.17(a) of the Company Disclosure Letter, Section 4.21 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21 under which the Company or any of its Subsidiaries is a party, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.21, whether or not set forth on Section 4.21 of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i) any Contract that (A) contains a provision that materially limits, curtails or restricts, the ability of the Company or any of its Subsidiaries to (1) compete or conduct activities in any geographic area or line of business with any Person or (2) hire or solicit any Person, other than pursuant to nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice, (B) includes any “most favored nation,” exclusive marketing, right of first refusal, first offer or first negotiation or other material exclusive rights of any type or scope, in each case, that is granted by the Company or any Subsidiary to a Third Party, or (C) that otherwise materially restricts the Company or any of its Subsidiaries;

(ii) each acquisition or divestiture Contract providing for the acquisition or divestiture of a business or material assets or exclusive licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $1,000,000;

(iii) any Contract (A) (excluding licenses for off-the-shelf computer software or software-as-a-service that are generally available to the Company or its Subsidiaries on commercial terms) under which the Company or any of its Subsidiaries is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a Third Party, or (B) under which any Third Party is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of the Company or any of its Subsidiaries that is exclusive, or which Contract is material to the Company and its Subsidiaries, taken as a whole, whether exclusive or non-exclusive;

(iv) any Contract providing for contribution or any guaranty in an amount that is material to the Company and its Subsidiaries, taken as a whole;

(v) any Contract with any Governmental Authority that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi) each Contract entered into in connection with the settlement or other resolution of any action or proceeding (A) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (B) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $1,000,000 on or after December 31, 2020;

(vii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(viii) each Contract not otherwise described in any other subsection of this Section 4.21(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period following the date of this Agreement, which cannot be terminated by the Company or such Subsidiary of the Company on less than ninety (90) days’ notice without material payment or penalty;

(ix) each material Contract with a Material Customer or a Material Supplier;

(x) any joint venture, joint development, or legal partnership, or any strategic alliance, joint development, limited liability company agreement or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or other Person, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xii) each material Contract relating to outstanding Indebtedness of the Company or the Subsidiaries of the Company for borrowed money, any indenture or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and any wholly owned Subsidiary of the Company;

(xiii) each material Contract with any labor union, works council, or similar employee representative group, including, but not limited to, any collective bargaining agreement, works council agreement, or side letters or amendments thereto; and

(xiv) any Contract not otherwise described in any other subsection of this Section 4.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or condition or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder.

(c) True and complete copies of each Material Contract have been filed with the SEC or made available by the Company to Parent.

Section 4.22. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) Since December 31, 2018, the Company and its Subsidiaries, and to the Company’s knowledge, all Person’s acting on behalf of the Company or any of its Subsidiaries, have materially complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all other anti-corruption Laws applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”).

(b) Since December 31, 2018, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has paid, offered, given, promised, or authorized the payment or giving of money or anything of value, directly or indirectly, to or from any Person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a Person in his or her official capacity, (ii) for the purpose of improperly inducing a Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any Person, in any such case where such action would violate in any material respect any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no material violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Authority, or pending litigation related to Anti-Corruption Laws, involving the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have instituted an anti-corruption compliance program designed to achieve compliance with Anti-Corruption Laws.

Section 4.23. Inventory. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Inventory is of a quality usable in the ordinary course of business consistent with past practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all specification material included in the Inventory conforms in all material respects to all applicable specifications or standards.

Section 4.24. COVID-19. Except as set forth on Section 4.24 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has applied for or received any grant, loan, forbearance or other type of relief established by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) or other federal, state, local or foreign Law in connection with COVID-19, in each case that is material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have complied with all Applicable Laws related to COVID-19, including quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, “essential business” and any other similar Laws.

Section 4.25. Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

Section 4.26. Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Merger Consideration to be received by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent and its Affiliates). The Company will provide Parent a signed, written copy of such opinion for information purposes only, promptly following the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or any director, officer or employee of Parent for any purpose.

Section 4.27. Customers; Suppliers.

(a) Section 4.27(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, determined by the dollar amount of revenue earned by the Company and its Subsidiaries for the twelve-month period ended June 30, 2021 (each, a “Material Customer”). As of the date hereof, to the knowledge of the Company neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts with the Company or any of its Subsidiaries.

(b) Section 4.27(b) of the Company Disclosure Letter sets forth a list of the ten (10) largest suppliers and vendors of the Company and its Subsidiaries, taken as a whole, with whom the Company and any of its Subsidiaries as determined by the total amounts spent by the Company and its Subsidiaries during the twelve-month period ended June 30, 2021 (each, a “Material Supplier”). As of the date hereof, to the knowledge of the Company neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or its Subsidiaries.

Section 4.28. Antitakeover Statutes. The Company has opted out of Section 203 of Delaware Law and accordingly is not subject to the restrictions on business combinations set forth in Section 203 of Delaware Law. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. The Company has no rights plan, “poison-pill” or other comparable agreement in effect.

Section 4.29. Trade Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and at all times since December 31, 2018 have been, in compliance with all applicable Trade Laws, and there are no material pending or, to the knowledge of the Company, threatened unresolved claims concerning any liability of the Company with respect to any applicable Trade Laws or any applicable export licenses.

ARTICLE 5

Representations and Warranties of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary

Parent, Intermediate Merger Subsidiary, and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power.

(a) Each of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of this Agreement and the consummation by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of the transactions contemplated hereby are within the corporate power and authority of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary and have been duly and validly authorized by all necessary corporate action, except, in the case of Merger Subsidiary, the required approval of Intermediate Merger Subsidiary in its capacity as the sole stockholder of Merger Subsidiary. Intermediate Merger Subsidiary, as sole stockholder of Merger Subsidiary, has delivered an action by written consent (which shall become effective immediately after the execution and delivery of this Agreement in accordance with Section 228(c) of Delaware Law) adopting and approving this Agreement, and no other corporate proceedings on the part of Parent, Intermediate Merger

Subsidiary, or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary, enforceable against each of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of this Agreement and the consummation by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of the transactions contemplated hereby do not require any Permit or other action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, including obtaining each of the clearances and approvals identified in Section 4.03(b) of the Company Disclosure Letter, (c) compliance with any applicable requirements of the 1933 Act and the 1934, (d) compliance with any applicable rules of the NYSE, (e) obtaining the CFIUS Clearance and each of the clearances and approvals identified in Section 4.03(e) of the Company Disclosure Letter, and (f) any Permit, or other actions or filings, the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificates of incorporation or bylaws of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary or any of their respective properties, rights or assets, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, conflict with or result in any violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, modification, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their Subsidiaries is entitled under any provision of any Contract or other instrument binding upon Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, or to which any of them are party or by which any of their respective properties, rights, or assets are bound or subject, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any property, right or asset of Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their Subsidiaries, except, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent, Intermediate Merger Subsidiary, or Merger Subsidiary for inclusion in the Proxy Statement shall not, (a) on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company, (b) at the time the Proxy Statement, or any amendments or supplements thereto, is filed with the SEC, or (c) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives for use or incorporation by reference therein.

Section 5.06. Financing.

(a) The obligations of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary under this Agreement are not subject to any conditions regarding Parent’s, Intermediate Merger Subsidiary’s, Merger Subsidiary’s, or any other Person’s ability to obtain financing for the transactions contemplated herein. Parent, Intermediate Merger Subsidiary, and Merger Subsidiary have as of the date hereof and will have as of the Closing and the Effective Time, sufficient cash (or the ability to draw funds down under any then-existing credit facilities), together with the proceeds of the Debt Financing, to pay any and all amounts to be paid by Parent, Intermediate Merger Subsidiary, and Merger Subsidiary to consummate the Closing and to pay the aggregate Merger Consideration pursuant to Section 2.02(a), payment of the Company RSU Merger Consideration and Company Option Merger Consideration pursuant to Section 2.05, redemption, repayment or refinancing of the outstanding Indebtedness of the Company and its Subsidiaries to the extent required by the terms of such Indebtedness in connection with the Merger, and payment of Parent’s, Intermediate Merger Subsidiary’s, and Merger Subsidiary’s costs and expenses (collectively, the “Required Closing Amount”), in each case on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash, funds or proceeds for such purposes.

(b) Parent has delivered to the Company a true and complete copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (which such fee letter may be redacted in a customary manner), in each case from Goldman Sachs Bank USA (collectively, the “Debt Commitment Letters”), pursuant to which the lender party(ies) thereto (together with any assignees thereof, and lead arrangers, bookrunners, syndication agents and similar entities from time to time party thereto, the “Debt Financing Sources”) has/have committed to provide, subject only to the terms and conditions set forth therein, debt financing for the Merger in the aggregate amount set forth therein (the “Debt Financing”). Any reference in this Agreement to (i) “Debt Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 8.07, and (ii) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with the provisions of Section 8.07. Parent has, or has caused one of its Subsidiaries to have, fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letters prior to or in connection with the execution of this Agreement and Parent has otherwise satisfied all of the other terms and conditions required to be satisfied by it prior to the execution of this

Agreement pursuant to the terms of the Debt Commitment Letters. Each of the Debt Commitment Letters, in the form so delivered to the Company, is in full force and effect as of the date hereof and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against the parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). Subject to the satisfaction of the conditions precedent set forth in Article 9 and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, to the knowledge of Parent, there are no facts or circumstances in existence as of the date hereof that would cause any of the Debt Financing Conditions to not be satisfied.

(c) As of the date hereof, (i) none of the Debt Commitment Letters has been amended or modified, and no such amendment or modification is contemplated by Parent or, to the knowledge of Parent, any other party thereto (other than as set forth in the fee letters with regard to flex rights and/or to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities who have not executed the Debt Commitment Letters as of the date of this Agreement), and (ii) none of the respective commitments set forth in the Debt Commitment Letters have been withdrawn or rescinded in any respect. Except as set forth in the Debt Commitment Letters, as of the date hereof, there are no side letters or other Contracts relating to the Debt Financing. As of the date hereof, no event has occurred which, with or without notice or lapse of time, or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing, other than as set forth in the Debt Commitment Letters in the form so delivered to the Company (the “Debt Financing Conditions”).

Section 5.07. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article 4 and, after giving effect to the transactions contemplated to occur on the Closing Date by this Agreement, including the Financing, the payment of the Required Closing Amount, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, and the payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated to occur on the Closing Date by this Agreement.

Section 5.08. Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (a) between Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.09. Litigation. There are no actions pending or, to the knowledge of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary, threatened against Parent, Intermediate Merger Subsidiary, and Merger Subsidiary or any of their respective Affiliates, other than any such action that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and neither Parent, Intermediate Merger Subsidiary, Merger Subsidiary, nor any of their Affiliates is a party to or subject to the provisions of any Order has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10. Ownership of Company Securities. Parent and its Affiliates do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) and do not “own,” and have not “owned” (each, as defined in Section 203 of Delaware Law) at any times during the past three (3) years, any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.11. Operations of Merger Subsidiaries. Each of Intermediate Merger Subsidiary and Merger Subsidiary has been formed solely for the purpose of engaging in the Merger, and, prior to date of this Agreement, neither Intermediate Merger Subsidiary nor Merger Subsidiary has engaged in any other business activities or incurred any liabilities or obligations other than as contemplated by the Debt Commitment Letter, or any other agreements or arrangements entered into in connection with the Debt Financing and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and voting securities of, and ownership interest in, Intermediate Merger Subsidiary, and Intermediate Merger Subsidiary owns beneficially and of record all of the outstanding capital stock and voting securities of, and ownership interest in, Merger Subsidiary, in each case free and clear of all Liens, except for Permitted Liens.

Section 5.12. Finders’ Fees. Except for Goldman Sachs (Asia) L.L.C., Seoul Branch, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their respective Subsidiaries who is entitled to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement (excluding any fees or commissions payable in connection with the Debt Financing).

ARTICLE 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except (v) for matters set forth in Section 6.01 of the Company Disclosure Letter, (w) for the taking of any COVID Action (the “COVID Company Exception”), (x) as specifically required or permitted by this Agreement, (y) as required by Applicable Law or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, and ongoing business, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, for the taking of any COVID Action, as specifically required or permitted by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend, modify, waive, or rescind the certificate of incorporation or bylaws of the Company or (ii) amend, modify, waive, or rescind in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b) (i) split, combine, recapitalize or reclassify any shares of its capital stock, (ii) declare, accrue, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its direct parent, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (B) as required by any Employee Plan;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the settlement of Company Equity Awards in accordance with their terms at the Reference Time, and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those specifically and to the extent set forth in the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $10,000,000 in the aggregate;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or authorize or announce an intention to so acquire, directly or indirectly, any Person, any material equity interest in such Person or all or a material portion of the assets of such Person, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $10,000,000;

(g) sell, lease, license, assign, abandon, permit to lapse, dispose of, exchange, swap or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ rights, assets, securities, properties, interests or businesses (including capital stock or other equity interests in any Subsidiary of the Company), other than (i) pursuant to Contracts existing as of the date of this Agreement and made available to Parent prior to the date of this Agreement or (ii) sales of Company products and services, inventory, or used equipment in the ordinary course of business consistent with past practice;

(h) sell, transfer, assign, exclusively license, or otherwise dispose of any Company Owned IP that is material to the business of the Company and its Subsidiaries;

(i) abandon or withdraw, or permit the lapse, cancellation, expiration, or refusal of any Company Registered IP that is material to the business of the Company and its Subsidiaries (except for expiration of Company Registered IP in accordance with the applicable statutory period);

(j) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit to customers in the ordinary course of business and advances of reimbursable expenses to employees in the ordinary course of business consistent with past practice);

(k) except as required by their terms as in effect on the date of this Agreement, (i) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract (other than a Contract of the type contemplated by Section 4.21(a)(ix) that is entered into in the ordinary course of business consistent with past practice), (ii) materially modify, materially amend, extend or terminate any Material Contract (other than the modification, amendment or extension of a Contract of the type contemplated by Section 4.21(a)(ix) where such modification, amendment or extension is made in the ordinary course of business consistent with past practice) or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract (other than the amendment or renewal of a right or claim of the Company or any of its Subsidiaries under any Contract of the type contemplated by Section 4.21(a)(ix) where such amendment or renewal is made in the ordinary course of business consistent with past practice);

(l) except (x) as required by the terms of any Employee Plan as in effect on the date of this Agreement, or (y) disclosed on Section 6.01(l) of the Company Disclosure Letter: (i) hire any new executive officer to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement; (ii) grant to any current or former director, officer or employee of the Company any increase in compensation, bonus or benefits in addition to those pursuant to arrangements in effect on the date of this Agreement; (iii) make any current or former director, officer or employee of the Company a participant in or party to any severance plan or grant, pay or award any severance compensation, termination pay, change in control payments, retention or incentive compensation; (iv) establish, adopt, enter into or materially amend any material Employee Plan (other than entering into offer letters that contemplate “at will” employment, where permitted by Applicable Law, or employment agreements consistent with the Company’s practices in the applicable jurisdiction) or (except as required by Applicable Law) collective bargaining agreement; (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plan (including any grantor trust or similar funding arrangement); or (vi) terminate the employment of any employee in salary grade 127 or above, other than for cause; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, Employee Plans and benefits and compensation practices and arrangements (excluding equity awards) that have a value that is consistent with those provided to similarly situated employees or newly hired employees;

(m) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and, for the avoidance of doubt, including with respect to matters in which the Company or any of its Subsidiaries is a plaintiff, or in which any of their officers or directors in their capacities as such are parties, other than (i) in the ordinary course of business (to the extent covered and reimbursed in full by insurance, subject to appropriate retentions and deductibles carried consistent with past practice) or (ii) any payment, discharge, settlement or satisfaction of claims, liabilities or obligations that (A) (I) is for an amount for each such payment, discharge, settlement or satisfaction that is, individually, less than $1,000,000, and for all such payments, discharges, settlements, or satisfactions that are, in the aggregate, less than $10,000,000, (II) does not impose any injunctive relief on the Company or any of its Subsidiaries and does not involve the admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors, and (III) does not relate to claims, litigations, investigations or proceedings brought by Governmental Authorities, (B) is reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (C) related to Tax audits, claims, liabilities or obligations (it being understood such audits, claims, liabilities or obligations are subject to the restrictions contained in Section 6.01(p) below);

(n) make any material change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(o) voluntarily terminate, cancel, amend, modify or fail to pay the premiums on any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business, or fail to use reasonable best efforts to maintain in the ordinary course the insurance coverage policies of the Company or its Subsidiaries;

(p) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend or refile any material Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment, surrender any right to a Tax refund, request any ruling from any Taxing Authority or, other than in the ordinary course of business, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(q) implement any plant closings, other than short-term plant closings in the ordinary course of business relating to planned routine maintenance;

(r) incur, assume, endorse, guarantee or otherwise become directly liable for or modify the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) the incurrence of Indebtedness in the ordinary course of business consistent with past practice consisting of revolving loans borrowed under the Company Credit Agreements that would not increase the aggregate of outstanding revolving loan borrowings thereunder to an amount that exceeds the amount outstanding thereunder as of the date hereof by more than $50,000,000, (ii) the incurrence of any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, and (iii) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by its wholly owned Subsidiaries of Indebtedness of the Company or any other wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, which Indebtedness is incurred prior to the date of this Agreement or otherwise in compliance with this Section 6.01(r);

(s) enter into any transactions or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(t) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $500,000, (ii) materially modify or amend or exercise any right to renew any Leased Real Property or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens) or (iv) make any material changes in the construction or condition of any such property, in the case of each of clauses (ii) through (iv), other than in the ordinary course of business consistent with past practice; or

(u) agree, authorize or commit, orally or in writing, to do any of the foregoing.

In the event the Company or any of its Subsidiaries intends to rely upon the COVID Company Exception, the Company shall, to the extent reasonably practical considering the totality of the circumstances, discuss with and shall consider in good faith the views of Parent with respect to such proposed COVID Actions in advance of taking such COVID Actions.

With respect to any request by the Company for the prior written consent of Parent to any action that would otherwise be prohibited by this Section 6.01, the Company shall send to the Representatives of Parent listed on Section 6.01(v) of the Company Disclosure Letter a request for written consent via email (to the email addresses set forth on Section 6.01(v) of the Company Disclosure Letter) that (i) identifies the specific subsections of this Section 6.01 with respect to which the Company is seeking Parent’s written consent, and (ii) includes (A) a reasonably detailed description of the reason for such request and (B) copies of any supporting documentation reasonably related to such request (such request, an “Approval Request”). Parent shall promptly review any Approval Request delivered pursuant to the foregoing sentence, and use its reasonable best efforts to (x) inform the Company of any additional information or documentation that Parent will reasonably need to evaluate the Approval Requests within three (3) Business Days of receiving such Approval Request (and the Company shall promptly provide such requested information and documentation to the Representatives of Parent listed on Section 6.01(v) of the Company Disclosure Letter), and (y) either provide the Company with the requested written consent or inform the Company of its rejection of the Approval Request by the date that is the later of (i) three (3) Business Days after receiving such Approval Request and (ii) two (2) Business Days after receiving all of the information and documentation reasonably requested by Parent pursuant to clause (x).

Section 6.02. Company Stockholder Meeting.

(a) The Company shall cause a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) to be duly called, given notice of, convened and held as soon as reasonably practicable (on a date which shall be selected in reasonable consultation with Parent) following the date on which the Proxy Statement is cleared by the SEC (provided, that (i) the Company will not be required to hold the Company Stockholder Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company Stockholders, and (ii) the Company Stockholder Meeting shall not be held later than forty-five (45) days after the clearance of the Proxy Statement by the SEC). At the Company Stockholder Meeting, the Company shall submit a proposal to obtain the Company Stockholder Approval to the Company’s stockholders and shall not submit any other proposals to its stockholders (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholder Meeting) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (A) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (B) as otherwise required by Applicable Law or (C) if at the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to obtain Company Stockholder Approval (and if this clause (C) applies, the Company shall adjourn the stockholder meeting if requested by Parent on no more than two (2) occasions, with any such adjournment to be for a reasonable time as determined by the Company, and not to exceed ten (10) Business Days in the aggregate). Unless the Company Board has made an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall (x) make the Company Board Recommendation to the Company’s stockholders, and (y) use its reasonable best efforts to obtain the Company Stockholder Approval.

(b) The record date for the Company Stockholder Meeting shall be selected by the Company Board after reasonable consultation with Parent. The Company shall reasonably consult with Parent regarding the timing of any “broker search” required under Rule 14a-13 of the 1934 Act with respect to such record date.

(c) The Company shall advise Parent on a daily basis on each of the last seven (7) days prior to the date of the Company Stockholder Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholder Meeting.

(d) Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 10.01, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholder Meeting and shall not submit any Acquisition Proposal for approval by the Company’s stockholders.

Section 6.03. No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.01, the Company agrees that it, the Company Board (including any committee thereof) and the Company’s officers shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, assist, participate in, cooperate with, knowingly facilitate or knowingly encourage any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or which could reasonably be expected to lead to an Acquisition Proposal; (ii) (A) enter into or participate in any discussions or negotiations regarding, or (B) furnish to any Person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or which could reasonably be expected to lead to an Acquisition Proposal; (iii) except as otherwise expressly permitted in this Section 6.03, (A) withdraw, qualify, amend, change or modify, or otherwise publicly propose to withdraw, qualify, amend, change or modify, in any manner adverse to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, the Company Board Recommendation, (B) fail to include in the Proxy Statement, the Company Board Recommendation, (C) endorse, recommend, adopt or approve or publicly propose to endorse, recommend, adopt or approve any Acquisition Proposal, (D) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after Parent’s written request that the Company or the Company Board do so (or subsequently withdraw, qualify, amend, change or modify (or publicly propose to do so), in a manner adverse to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (D), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), (E) approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, reorganization agreement, option agreement, expense reimbursement agreement, joint venture agreement, partnership agreement or other similar agreement), legally binding commitment or agreement in principle with respect to or providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.03, a “Company Acquisition Agreement”), or (F) commit or agree to do any of the foregoing (any of the foregoing described in this clause (iii), an “Adverse Recommendation Change”); or (iv) take any action to make or render any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover Laws and regulations under Delaware Law, inapplicable to any Third Party or any Acquisition Proposal.

(b) Notwithstanding the limitations set forth in Section 6.03(a), if at any time prior to obtaining the Company Stockholder Approval, the Company Board receives a bona fide written Acquisition Proposal from a Third Party made after the date of this Agreement that did not result from any breach of this Section 6.03, the Company Board may, prior to obtaining the Company Stockholder Approval and, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with such Third Party and its Representatives that has made such Acquisition Proposal, (ii) thereafter furnish to such Third Party and its Representatives nonpublic information relating to the Company or any of its Subsidiaries, if and only if, (A) prior to furnishing any nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, and (B) the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such Third Party or its Representatives, any information furnished to such Third Party or its Representatives that was not previously furnished to Parent, and (iii) (A) make an Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 10.01(d)(i) in order to cause the Company or its Subsidiaries to enter into a definitive transaction agreement to effect a Superior Proposal; provided that, notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 10.01(d)(i); provided, further, that the Company Board may take the actions referred to in the foregoing clauses (i) through (iii) only if the Company Board determines in good faith (x) after consultation with the Company’s outside legal counsel and financial advisors, that such bona fide written Acquisition Proposal constitutes a Superior Proposal (or, solely with respect to clauses (i) and (ii), is reasonably expected to lead to a Superior Proposal) and (y) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under Applicable Law.

(c) In addition to the requirements set forth in Section 6.03(b), the Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) (other than interaction with the Person who made such Acquisition Proposal solely to clarify the terms and conditions thereof) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company or any Subsidiary of the Company (or any of its or their respective Representatives) of (i) any Acquisition Proposal made after the date of this Agreement or any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or (ii) any inquiry or request made after the date of this Agreement for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made or would reasonably be expected to make an Acquisition Proposal. Such notice shall be provided in writing and shall identify (x) the relevant Third Party, (y) the material terms and conditions of, any such Acquisition Proposal, inquiry or other proposal (including any changes thereto) and (z) the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.03, the Company shall keep Parent reasonably informed, of the status, material terms, material developments, discussions and negotiations, and any other material details of any such Acquisition Proposal (including any changes thereto), including by promptly (but in no event later than twenty-four (24) hours after receipt) providing to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any such Acquisition Proposal and keeping Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. The Company agrees that it will not enter into any agreement with any Person which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.03.

(d) Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, make an Adverse Recommendation Change, if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that the failure of the Company Board to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that the Company Board shall not be entitled to effect such an Adverse Recommendation Change unless (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to effect such an Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a reasonably detailed description the applicable Intervening Event, (ii) during such four (4) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate in good faith with Parent, to make adjustments to the terms and conditions of this Agreement in a manner that would obviate the need to affect an Adverse Recommendation Change, and (iii) following the end of such four (4) Business Day period, the Company Board, after consultation with the Company’s outside legal counsel (and taking into account any revisions to the terms and conditions of this Agreement proposed in writing by Parent), shall have determined in good faith that the failure of the Company Board to make such an Adverse Recommendation Change would reasonably be likely to be inconsistent with the directors’ fiduciary duties under Applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board shall not make an Adverse Recommendation Change and/or effect a termination of this Agreement pursuant to Section 10.01(d)(i) unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days’ before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed Company Acquisition Agreement or a reasonably detailed summary of all material terms of such Superior Proposal and the identity of the Third Party making such Superior Proposal, (ii) if requested by Parent, during such at least four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal and (iii) after the end of such at least four (4) Business Day period, the Company Board determines in good faith (A) after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under Applicable Law, in each case after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent; provided, however, that any material revision to any applicable Acquisition Proposal shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.03(e); provided, further, that the notice period set forth in clause (i) shall be two (2) Business Days (as opposed to four (4) Business Days). After delivery of any written notice pursuant to this Section 6.03(e) and until any valid termination of this Agreement in accordance with Section 10.01, the Company shall promptly keep Parent informed of all material developments affecting any such Superior Proposal.

(f) The Company, the Company Board (including any committee thereof), and the Company’s officers shall, and the Company shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, solicitation, encouragement, discussions or negotiations, if any, with any Third Party (or provision of any nonpublic information to any Third Party) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal. The Company also agrees that it will promptly after the date hereof (and, in any event, within three (3) Business Days following the date hereof) (A) request in writing that each Third Party that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of an Acquisition Proposal return to the Company or destroy (as provided in the terms of such confidentiality agreement) all nonpublic information furnished to such Third Party prior to the date hereof by or on behalf of the Company, any of its Subsidiaries or any of its or their respective Representatives, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Third Party and its Representatives.

(g) The Company shall, and shall cause its Subsidiaries to, enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement with a Third Party; provided that, if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be likely to be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Third Party (if it has not been solicited, encouraged or assisted in violation of this Section 6.03) to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.03.

(h) For the avoidance of doubt, any breach of the restrictions set forth in this Section 6.03 by the Company Board (including any committee thereof), by any of the Company’s officers, by any of the Company’s other Affiliates or Subsidiaries, or by any of its or their respective Representatives acting on the Company’s behalf shall constitute a breach of this Section 6.03 by the Company.

(i) Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act, (ii) making any disclosure to the stockholders of the Company that is required by Applicable Law or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act; provided, however, that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation; and provided, further that this Section 6.03(i) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change, other than in accordance with Section 6.03(b), Section 6.03(c), or Section 6.03(e).

Section 6.04. Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 10.01, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, solely for purposes of consummating the Merger and the other transactions contemplated hereby or integration planning relating thereto (i) give to Parent, its counsel, financial advisors, auditors and other Representatives reasonable access during normal business hours to the employees, offices (unless such office is undergoing shut down pursuant to a COVID Action), properties, books and records of such party, (ii) furnish as reasonably promptly as practicable to Parent, its counsel, financial advisors, auditors and other Representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties, officers, Contracts and personnel (including information for purposes of transition and integration planning or possible divestitures of assets or businesses and information regarding capital expenditures, including forecasted expenditures and actual expenditures as compared to such forecasts), and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in connection with the foregoing. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information hereunder. No information or knowledge obtained in any review or investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b) Notwithstanding the foregoing in this Section 6.04 or the provisions of Section 8.01, the Company may, as it reasonably determines to be necessary based on the advice of its outside legal counsel, reasonably designate any competitively sensitive material provided under this Section 6.04 and Section 8.01 as “Outside Counsel Only Material.” Outside Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors, or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Anything to the contrary contained in this Section 6.04 and Section 8.01 notwithstanding, materials provided pursuant to this Section 6.04 or Section 8.01 may be redacted (i) as necessary to comply with terms of any applicable confidentiality arrangements to which the Company or any of its Subsidiaries entered into prior to the date of this Agreement (provided that at Parent’s written request, the Company shall use its reasonable best efforts to obtain the required consent of counterparty to such confidentiality agreement to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to allow for such access or disclosure that does not result in a violation), and (ii) as reasonably necessary to prevent the loss of any attorney-client, attorney work product or other legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and disclosure shall be granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.

(c) Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.04 and Section 8.01, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 7

Covenants of Parent, Intermediate Merger Subsidiary and Merger Subsidiary

Parent, Intermediate Merger Subsidiary, and Merger Subsidiary jointly and severally agree that:

Section 7.01. Obligations of Merger Subsidiaries. Parent shall take all action necessary to cause each of Intermediate Merger Subsidiary and Merger Subsidiary to perform its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement. Parent may, in its sole discretion, form one or more subsidiaries to serve as a direct or indirect parent of Intermediate Merger Subsidiary or Merger Subsidiary, and if so requested by Parent, such subsidiaries may be added by Parent as an additional party to this Agreement; provided, however, that such joinder shall in no way limit the obligations of Parent, Intermediate Merger Subsidiary or Merger Subsidiary under this Agreement.

Section 7.02. Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in (i) the certificate of incorporation and bylaws of the Company, the organizational documents of any Subsidiary of the Company or (ii) any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person, in each case only if such agreement or organizational document is materially consistent with the agreements and organizational documents made available to Parent. For six (6) years after the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent will cause the Surviving Corporation and each of its Subsidiaries to, cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of Indemnified Persons and advancement of expenses that are no less advantageous to such Indemnified Persons than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its Subsidiaries in existence on the date of this Agreement, in each case to the extent such provisions are materially consistent with the provisions included in the organizational documents made available to Parent. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms, in each case only if such agreement is materially consistent with the agreements made available to Parent.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Applicable Law against any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby), based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of an undertaking to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim with no admission of liability with respect to such Indemnified Person or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall reasonably cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person is entitled to indemnification hereunder.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a six (6)-year “tail” policy (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such D&O Insurance, and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided, further that the aggregate premium payable for the D&O Insurance shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (which amount is set forth in Section 7.02(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company (or the Surviving Corporation, as the case may be) shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d) If Parent, Intermediate Merger Subsidiary, or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.02 (including this Section 7.02(d)).

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any contract or agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent, Intermediate Merger Subsidiary and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification; provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 7.03. Employee Matters.

(a) With respect to employees of the Company or its Subsidiaries immediately before the Effective Time (each, a “Company Employee”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, Intermediate Merger Subsidiary, the Surviving Corporation, and their Affiliates), Parent and Intermediate Merger Subsidiary shall, or shall cause the Surviving Corporation to, for so long as a Company Employee is employed or engaged by Parent, Intermediate Merger Subsidiary, the Surviving Corporation, or any of their Affiliates, provide (i) base salary or wage rate and target total incentive compensation (short-term and long-term, including such items as gainsharing) opportunity no less favorable in the aggregate and (ii) employee benefits no less favorable in the aggregate, (iii) employee allowances no less favorable in the aggregate (e.g. housing, commuting, car, etc.), in each case for clauses (i), (ii) and (iii), than the compensation, benefits, and allowances provided to the Company Employee immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, pay to any Company Employee any earned but unpaid 2021 annual bonus for such Company Employee if (x) such Company Employee ceases to be employed by the Company, the Surviving Corporation, or one of their respective Affiliates after the Closing Date and prior to the date that 2021 annual bonuses are paid by the Surviving Corporation to Company Employees generally, and (y) such termination of the Company Employee’s employment was the result of a termination of employment by the Surviving Corporation without cause or by the Company Employee for good reason to the extent the Company Employee is subject to an plan, program and/or agreement providing severance on a good reason termination (with “good reason,” as to any such Company Employee, having the meaning given to such term in the applicable Employee Plan providing severance protections to the Company Employee).

(b) Without limiting the generality of Section 7.03(a), from and after the Effective Time, Parent or Intermediate Merger Subsidiary shall, or shall cause the Surviving Corporation to, assume, honor and continue during the twenty-four (24) month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, change in control, retention and termination plans and agreements (including the Kraton Executive Severance Program), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, unless said modification benefits impacted employee, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee.

(c) With respect to any employee benefit plan, including any funded or unfunded and qualified or non-qualified, maintained by Parent, Intermediate Merger Subsidiary, the Surviving Corporation or any of their Affiliates (including, but not limited to, any vacation, paid time-off, car policy, and severance plans (including those where statutory benefits rely upon service time)), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, Parent will use its reasonable best efforts to ensure that each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, Intermediate Merger Subsidiary, the Surviving Corporation, or their Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or apply to any defined benefit pension plans.

(d) Parent and Intermediate Merger Subsidiary shall waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, Intermediate Merger Subsidiary, the Surviving Corporation, or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall recognize, or shall cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under the applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e) Nothing in this Section 7.03 shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Intermediate Merger Subsidiary, the Company, the Surviving Corporation, or any of their Affiliates, nor be construed in any way as modifying or amending the provisions of an Employee Plan.

ARTICLE 8

Covenants of Parent, Intermediate Merger Subsidiary, Merger Subsidiary and the Company

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all Permits (including the CFIUS Clearance), waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding by any Governmental Authority challenging this Agreement or the transactions contemplated hereby, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby. In the event that consummation of the transactions contemplated by this Agreement would require any consent or other action by any Person under, or result in any violation or breach of, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default under, or cause or permit the termination, modification, cancellation, acceleration or other change of any right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries, or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject in any material respect, then if requested by Parent in writing, the Company shall use its reasonable best efforts to obtain the requisite consent or waiver from the counterparty(ies) to any such

Contract; provided however, that the Company shall not be required to (and shall not without the prior written consent of Parent) take any of the following actions in connection with seeking or obtaining any such consent or waiver from any Person: (x) make any material payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value to such Person, (y) amend, supplement or otherwise modify any such Contract or (z) otherwise make any accommodation or provide any material benefit to the counterparty to such Contract.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement), (B) each other filing required pursuant to any Foreign Antitrust Law identified in Section 4.03(b) of the Company Disclosure Letter (collectively with the HSR Act, the “Antitrust Laws”), as well as any filing identified in Section 4.03(e) of the Company Disclosure Letter required or advisable under foreign direct investment laws (“FDI Laws”), as promptly as practicable after the date of this Agreement, in each case with respect to the transactions contemplated hereby, (ii) submit to CFIUS a joint declaration (“CFIUS Declaration”) pursuant to the DPA with respect to the transactions contemplated hereby as promptly as practicable (and in any event no later than ten (10) Business Days after the date of this Agreement), and in the event that CFIUS requests that Parent and the Company submit a joint notice (“CFIUS Notice,” and together with the CFIUS Declaration, “CFIUS Filing”) after it concludes its review of the CFIUS Declaration, Parent and the Company shall submit a joint notice no later than ten (10) Business Days following CFIUS’s response to the CFIUS Declaration, (iii) comply at the earliest practicable date with any reasonable request with respect to any of the Antitrust Laws, FDI Laws or the CFIUS Filing for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws or FDI Laws or with respect to the CFIUS Filing regarding any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with any proposed written communications with, any Governmental Authority regarding the substance any such filings and their related processes. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, filings, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws or FDI Laws or with respect to the CFIUS Filing. Without limiting Parent’s cooperation obligations described in Section 8.01(a) and this

Section 8.01(b), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws and FDI Laws, including with respect to any filings, submissions and communications with or to any Governmental Authority in connection therewith (taking into account in good faith any proposals by the Company or its Representatives relating to such strategy). The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege. Parent shall be responsible for the payment of all filing fees payable pursuant to Antitrust Laws and FDI Laws, including the HSR Act and, if required, the CFIUS Notice.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Parent to agree or commit to, and the Company shall not agree or commit to any of the actions contemplated by the following clauses (i), (ii), and (iii) without the prior written consent of Parent: (i) proposing, negotiating, offering to commit and effect, by Order, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of the assets or businesses of Parent or the Company (or, in the case of Parent, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or the Company (or, in the case of Parent, its Affiliates)); (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company (or, in the case of Parent, its Affiliates); or (iii) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) and (ii). Neither Parent nor the Company shall take or permit any of its Affiliates or Representatives to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of clearance under the HSR Act, other applicable Antitrust Laws or FDI Laws, or the receipt of the CFIUS Clearance.

Section 8.02. Proxy Statement. As promptly as practicable (and in no event later than thirty-five (35) days after the date of this Agreement), the Company shall prepare, in consultation with Parent, and file the Proxy Statement in preliminary form with the SEC. Unless the Company Board has made an Adverse Recommendation Change in accordance with Section 6.03, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company, Parent, Intermediate Merger Subsidiary, and Merger Subsidiary shall furnish all information concerning itself and its Affiliates that is required to be, or that is customarily, included in proxy statements prepared in connection with the transaction of the type contemplated by this Agreement. If, at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent, Intermediate Merger Subsidiary, Merger Subsidiary, or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company shall take all steps necessary to amend or supplement the Proxy Statement as appropriate and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to stockholders of the Company and shall consider any comments proposed by Parent and its counsel in good faith. Upon receipt of any comments from the SEC or its staff related to the Proxy Statement, the Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed response to such comments and (c) consider in good faith any comments proposed by Parent and its counsel.

Section 8.03. Public Announcements. So long as this Agreement remains in effect, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call that the Party determines, after consultation with outside counsel, to be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party. Notwithstanding anything to the contrary, the obligations set forth in this Section 8.03 shall not apply to any public communication regarding an Adverse Recommendation Change.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events.

(a) The Company shall promptly notify Parent of:

(i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other material communication from any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries, or otherwise relating to, involving or affecting such parties, in each case in connection with, arising from or otherwise relating to the consummation of the transactions contemplated by this Agreement;

(iv) any representation or warranty made by the Company in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with by the Company under this Agreement such that the conditions in Article 9 would not be satisfied; and

(v) upon becoming aware of any change, effect, event, circumstance, development, condition, fact, state of facts, occurrence, or development of a state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Parent shall promptly notify the Company of:

(i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other material communication from any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against Parent or any of its Subsidiaries, or otherwise relating to, involving or affecting such parties, in each case in connection with, arising from or otherwise relating to the consummation of the transactions contemplated by this Agreement;

(iv) any representation or warranty made by Parent, Intermediate Merger Subsidiary or Merger Subsidiary in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with by Parent, Intermediate Merger Subsidiary or Merger Subsidiary under this Agreement such that the conditions in Article 9 would not be satisfied; and

(v) upon becoming aware of any change, effect, event, circumstance, development, condition, fact, state of facts, occurrence, or development of a state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

The delivery of any notice pursuant to this Section 8.05 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article 9 or give rise to any right to terminate under Article 9.

Section 8.06. Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its officers and/or directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company shall (a) promptly provide Parent with copies of all proceedings and correspondence relating to such litigation and keep Parent informed with respect to the status thereof, (b) give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation, and (c) reasonably cooperate with Parent in conducting the defense or settlement of such litigation. Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 10.01, the Company shall not settle or make an offer to settle any litigation against the Company or any officer and/or director by any stockholder relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, in each case, without the prior written consent of Parent.

Section 8.07. Debt Financing; Financing Cooperation.

(a) Parent shall use reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as practicable on the terms and conditions set forth in the Debt Commitment Letters, including using reasonable best efforts to (i) maintain in effect each of the Debt Commitment Letters in accordance with the terms and subject to the conditions (including the flex provisions) thereof, (ii) comply with its obligations under each of the Debt Commitment Letters, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters, (iv) satisfy on a timely basis (or obtain the waiver of) all conditions to funding that are within the control of Parent or any of its Subsidiaries in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, (v) enforce its rights under each Debt Commitment Letter and (vi) consummate the Debt Financing at or prior to the Closing and at or prior to the Closing, draw such amount of the Debt Financing required on the Closing Date, taking into account cash on hand and other sources of funds available to Parent, necessary to pay the Required Closing Amount (which, for the avoidance of doubt, will include agreeing to consummate the Debt Financing even if any flex rights are exercised to their maximum extent). Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.

(b) Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters without the prior written consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing below the Required Closing Amount (taking into account cash on hand and other sources of funds available to Parent), or (ii) impose new or additional conditions or other terms to the Debt Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would reasonably be expected to: (A) materially delay, prevent or impede the consummation of the Merger, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; provided, that Parent may consent to, replace or amend the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt

Commitment Letters as of the date hereof. Parent shall promptly provide copies of any executed amendment to the Debt Commitment Letters to the Company and promptly provide such other information and documentation available to Parent as will be reasonably requested in writing by the Company for purposes of monitoring the progress of the financing activities. Parent shall keep Company reasonably apprised of material developments relating to the Financing, including (i) the status of efforts to obtain Alternative Debt Financing pursuant to Section 8.07(c), (ii) any material dispute or disagreement between or among any parties to the Debt Commitment Letters with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the definitive documentation related thereto), (iii) providing prompt notice to the Company of any breach (or threatened breach) or default (or any event or circumstance that would reasonably be expected to give rise to a breach or default) by any party to the Debt Commitment Letters or definitive agreements related to the Debt Financing of which the Parent becomes aware, (iv) providing prompt notice to the Company of the receipt by the Parent of any written notice or written communication by a party to the Debt Commitment Letters with respect to any breach (or threated breach) or default or any termination or repudiation of the Debt Financing and (v) providing prompt notice to the Company if for any reason Parent at any time believes it will not be able to obtain all or a portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters.

(c) In furtherance and not in limitation of the foregoing Section 8.07(b), in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions, taken as a whole, set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Parent shall promptly notify the Company and use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letters and in an amount at least equal to the Required Closing Amount (taking into account cash on hand and other sources of funds available to Parent) (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Notwithstanding anything to the contrary set forth in this Agreement, Parent or any Subsidiary of Parent party hereto may enter into a commitment letter in respect of any Bridge Replacement Facility (as defined in the Debt Commitment Letter) to replace the Bridge Facility (as defined in the Debt Commitment Letter) (the “Replacement Debt Financing”), so long as the terms of such replacement commitment letter (the “Replacement Debt Commitment Letter”) do not (A) reduce the aggregate amount of the Debt Financing below the Required Closing Amount (taking into account cash on hand and other sources of funds available to Parent), or (B) impose new or additional conditions or other terms to the Debt Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would reasonably be expected to (I) materially delay, prevent or impede the consummation of the Merger, or (II) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters or any Replacement Debt Commitment Letters (and any fee letter in connection therewith, which such fee letter may be redacted in a customary manner). In the event that any New Debt Commitment Letters or any Replacement Debt Commitment Letters are obtained, (w) any reference in this Agreement to the

“Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by the New Debt Commitment Letters or any Replacement Debt Commitment Letters at the time in question and any New Debt Commitment Letters or any Replacement Debt Commitment Letters to the extent then in effect, and (x) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.07 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, either Parent or any of its Subsidiaries to (y) pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (including the flex provisions), or (z) agree to any “market flex” term less favorable to Parent or any of its Subsidiaries than such corresponding market flex term contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(d) Prior to the Effective Time, the Company agrees to provide and to cause its Subsidiaries to provide and to use reasonable best efforts to cause its and their Representatives to provide all reasonable cooperation in connection with the arrangement of the Debt Financing, the Alternate Debt Financing, and the Replacement Debt Financing (collectively, the “Financing”) in each case as is customary and may be reasonably requested by Parent, at the sole expense of the Parent, including (X) (i) furnishing to the Financing Sources customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a customary representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities, (ii) furnishing to Parent and the Financing Sources, as promptly as practicable, with (A) the financial statements set forth in paragraph 5 of Exhibit E of the Debt Commitment Letter and financial information regarding the Company and its Subsidiaries necessary to permit the Parent to satisfy the condition set forth in paragraph 6 of Exhibit E of the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope and substance of the requirements set forth in the Debt Financing Commitment in effect on the date hereof), (B) all other financial statements and business and other financial data solely regarding the Company and its Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate the offering of high yield debt securities under Rule 144A promulgated under the 1933 Act (which information is understood not to include (I) “segment reporting” or other financial information otherwise required by Sections 3-03(e), 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X and (II) CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), (all such information and documents in clauses (A), (B), (C), (D) and (E) of this Section 8.07(d)(X)(ii), the “Required Financial Information”), (C) if the Marketing Period commences prior to the filing date of an Annual Report on Form 10-K or Quarterly Reports on Form 10-Q but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, (D) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any of its Subsidiaries to the extent necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities, and the closing of the offering thereof with respect to the historical financial information to be included in such offering memorandum, and (E) information required in connection with any confidential information memorandum and any bank presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing or other Financing and (iii) furnishing to Parent or any of its Subsidiaries and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act of 2001, in each case, at least four (4) Business Days prior to the Closing Date to the extent requested at least nine (9) Business Days prior to the Closing Date and (Y) reasonable best efforts to: (i) assist Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information (but excluding the preparation of any projections or pro forma financial statements except to the extent required by clause (X)(ii) above, it being further understood that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing, including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein); (ii) (A) reasonably cooperating with any diligence reasonably requested by Parent or the Financing Sources including participating in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing and due diligence efforts of Parent and the Financing Sources, in each case, in connection with any Financing (provided that the Company shall not be required to provide information that is available in the Company SEC Documents or the electronic data room captioned “Project Walker” hosted by Datasite) and (B) ensure that any syndication efforts benefit from the existing lending and investment banking relationships of the Company; (iii) reasonably cooperating with Parent’s legal counsel in connection with any customary and reasonable legal opinions that such legal counsel may be required to deliver in connection with any Financing; (iv) as promptly as reasonably practical, furnish Parent and the Financing Sources with such information as may be reasonably necessary for the Required Financial Information to remain Compliant; (v) to the extent any information constituting material non-public information about the Company or its Subsidiaries or securities (A) is “flash” or “recent developments” data and/or EBITDA information for any completed fiscal quarter or other completed fiscal period or (B) would otherwise customarily be made public by the Company or its Subsidiaries, if requested by Parent, publicly disclosing such information such that such information no longer constitutes material non-public information about the Company or its Subsidiaries or securities; (vi) ensuring that the Financing Sources shall have sufficient access to the Company and its Subsidiaries to complete a field examination and inventory appraisal as promptly as practicable after the date hereof; (vii) obtaining customary payoff letters, lien terminations and releases and instruments of discharge to be provided at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and release of Liens contemplated by the repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date in accordance with, and to the extent required by Section 8.08; and (viii) facilitate and assist the appropriate authorized representatives of the

Company on and as of the Closing (to the extent such authorized representatives will remain authorized representatives after the Closing Date) to execute and deliver any pledge and security documents, definitive financing documents or other certificates or documents as may be reasonably requested by Parent and required by the Debt Commitment Letter and/ the definitive documentation related to the Debt Financing (including borrowing base certificates) or otherwise facilitating the pledging of collateral for delivery at the consummation of the Financing on and as of the Closing (unless otherwise specified); provided that the effectiveness of any such pledges (or delivery of stock certificates) or documents shall be subject to the occurrence of the Closing.

(e) Notwithstanding the provisions of Section 8.07(d) to the contrary, neither the Company, its Subsidiaries, nor its Representatives shall be required to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior or simultaneous reimbursement; (ii) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing Date; (iii) give any indemnities that are effective prior to the Closing Date; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, be unduly burdensome or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) consent to the pre-filing of any UCC-1s or any other grant or Lien prior to the Closing Date; (vi) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, the Company Charter, the Company Bylaws, any organizational document of the Company’s Subsidiaries, any Company Material Contract (including confidentiality provisions therein) or any Law; (vii) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege; (viii) take any action which would contravene any position taken in any Tax Return or financial statements; (ix) pay any commitment or other similar fee or incur any other cost or liability in connection with the Financing prior to the Closing, except for any liabilities that are subject to prompt subsequent or prior reimbursement conditioned on the Closing having occurred, (x) cause any director, officer or employee of the Company to incur any personal liability (including that none of the board of directors, or analogous governing body, of the Company or any Subsidiary will be required to enter any resolutions or take any similar action approving the Debt Financing), or (xi) require delivery of any financial statements in a form or subject to a standard different than those provided to the Parent on the date hereof. If this Agreement is terminated prior to the Closing, Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries, in connection with such cooperation provided for the Debt Financing and pursuant to this Section 8.07. If this Agreement is terminated prior to the Closing, Parent shall defend, indemnify and hold harmless the Company, its Subsidiaries, and their Affiliates, for and against any and all losses suffered or incurred by them in connection with the arrangement of Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company expressly for use in connection therewith and other than to the extent any of the foregoing arises from the fraud, gross negligence or willful misconduct of Company or its Affiliates, officers, directors or employees). The Company and its counsel shall be given a reasonable opportunity (but in any event no more than two (2) Business Days) to review and comment on any materials that are to be used or presented in any road shows or bank presentation or other marketing activity in connection with the Financing and Parent shall give due consideration to all reasonable additions, deletions or changes suggested by the Company and its counsel.

(f) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent, Intermediate Merger Subsidiary, and Merger Subsidiary will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (collectively, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, “Financing Sources”) (and, in each case, to their respective counsel and auditors), so long as such Persons agree to be bound by the Confidentiality Agreement as if parties thereto.

(g) The Company hereby consents to the use of all logos of the Company or any of its Subsidiaries in connection with the Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(h) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 8.07(d), represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent, Intermediate Merger Subsidiary, or Merger Subsidiary with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Parent, Intermediate Merger Subsidiary, and Merger Subsidiary each acknowledge and agree that obtaining any financing (including the Debt Financing) is not a condition to the Closing. If the Debt Financing has not been obtained, Parent, Intermediate Merger Subsidiary, and Merger Subsidiary will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article 9, to consummate the Merger.

(i) The Company and its Subsidiaries will be deemed to be in compliance with this Section 8.07 (including for purposes of determining the satisfaction of the condition set forth in Section 9.02(a)(i)) unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 8.07, (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, its Subsidiaries or its or their respective Representatives to provide any cooperation that it would not otherwise be required to provide under Section 8.07), and (iii) the Company and its Subsidiaries fail to take the actions specified on such Non-Cooperation Notice within three (3) Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, the Company’s or any of its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 8.07 shall not be considered in determining the satisfaction of the condition set forth in in Section 9.02(a)(i), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at Closing.

Section 8.08. Payoff Letters. The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Effective Time drafts of customary payoff letters in which the payee shall agree that upon payment of the amount specified any such payoff letter on the Closing Date: (a) all of the Company and its Subsidiaries’ liabilities and obligations (including all Indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Company Credit Agreements and the documents related thereto (collectively, the “Loan Documents”) shall be repaid, discharged and extinguished in full; (b) the Loan Documents shall be terminated; and (c) all Liens held pursuant to or otherwise related to the Loan Documents shall be released, and the Company shall use reasonable best efforts to deliver to Parent no later than one (1) Business Day prior to the Effective Time executed copies of such payoff letters in escrow.

Section 8.09. Actions with Respect to Senior Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, as applicable, (a) deliver to the trustee under each Senior Notes Indenture at or prior to the Effective Time, a notice of optional redemption (which may be conditioned upon the occurrence of the Effective Time) for up to all of the outstanding aggregate principal amount of any series of Senior Notes outstanding and identified by Parent, pursuant to the redemption provisions of the applicable Senior Notes Indenture and the Senior Notes (each a “Redemption”) and (b) provide assistance reasonably requested by Parent to facilitate such Redemption of the related Senior Notes Indenture identified by Parent and the satisfaction and discharge of any series of Senior Notes identified by Parent at the Effective Time pursuant to the redemption and satisfaction and discharge provisions, respectively, and other applicable provisions of the applicable Senior Notes Indenture (each, a “Discharge”) and, in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, its Subsidiaries or their Representatives (as applicable) of customary officers’ certificates and legal opinions, respectively, to the trustee under the applicable Senior Notes Indenture, to the extent such certificates and opinions are required thereby or reasonably requested by the applicable trustee. The Company (or the applicable Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document and the Company shall use reasonable best efforts to include any proposed changes thereon that Parent reasonably requests. Notwithstanding anything herein to the contrary, in no event shall this Section 8.09 require the Company or any of its Subsidiaries to cause any Redemption and/or Discharge to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of its Subsidiaries to use funds on their balance sheet) sufficient to effect any such Redemption and/or Discharge in compliance with the provisions of such applicable Senior Notes Indenture.

Section 8.10. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.11. Delisting and Deregistration. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Stock from the NYSE, terminate its registration under the 1934 Act, and terminate the registration of any other securities of the Company under the 1933 Act or 1934 Act (as applicable); provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 8.12. Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Intermediate Merger Subsidiary, and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any decree, ruling, injunction or other Order (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”);

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d) each of the clearances and approvals identified in Sections 4.03(b) of the Company Disclosure Letter shall have been obtained; and

(e) CFIUS Clearance shall have been received.

Section 9.02. Conditions to the Obligations of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary. The obligations of Parent, Intermediate Merger Subsidiary, and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements hereunder required to be performed or complied with by it at or prior to the Effective Time, and (ii) (A) the representations and warranties of the Company contained in Section 4.10(a) shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.25, and Section 4.28 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (C) the representations and warranties of the

Company set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct other than for de minimis inaccuracies as of the date of this Agreement and at and as of the Effective Time as if at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (D) the representations and warranties of the Company set forth in Section 4.06(d) shall be true and correct other than for inaccuracies that would not result in a cost or loss to Parent or the Company in excess of the threshold set forth in Section 9.02(a) of the Company Disclosure Letter, and (E) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except, solely with respect to this clause (E), where the failure of any such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) since the date of this Agreement there shall not have occurred a Material Adverse Effect; and

(c) Parent, Intermediate Merger Subsidiary, and Merger Subsidiary shall have received from the Company a certificate dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Company, certifying that each of the conditions set forth in Section 9.02(a) and (b) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent, Intermediate Merger Subsidiary and Merger Subsidiary shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent, Intermediate Merger Subsidiary and Merger Subsidiary contained in Section 5.06(a) shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of Parent, Intermediate Merger Subsidiary and Merger Subsidiary contained in Section 5.01(a) and Section 5.02, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (C) the other representations and warranties of Parent, Intermediate Merger Subsidiary and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as would not have, individually or in the aggregate, a Parent Material Adverse Effect; and

(b) the Company shall have received from Parent a certificate dated as of the Closing date and signed by the chief executive officer or chief financial officer of the Parent, certifying that each of the conditions set forth in Section 9.03(a) have been satisfied.

Section 9.04. Frustration of Closing Conditions. Neither Parent, Intermediate Merger Subsidiary, nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Article 9 to be satisfied if such failure was caused by the failure of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows (with any termination by Parent also being an effective termination by Intermediate Merger Subsidiary and Merger Subsidiary):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is twelve (12) months after the date of this Agreement (the “End Date”); provided, that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in the failure of the Merger to be consummated by the End Date (it being understood that Parent, Intermediate Merger Subsidiary, and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Restraint; or

(iii) at the conclusion of the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) prior to obtaining the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (i) would cause the condition set forth in Section 9.02(a) not to be satisfied and (ii) is not capable of being of being cured by the End Date, or if capable of being cured by the End Date, is not cured by the Company before the earlier of (A) the thirtieth (30th) calendar day following the Company’s receipt of written notice of such breach or failure to perform from Parent and of Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii), and (B) the Business Day immediately prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.03(a) not to be satisfied; or

(d) by the Company:

(i) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive transaction agreement to effect a Superior Proposal in accordance with, and subject to compliance with the terms and conditions of, Section 6.03(b) and Section 6.03(e) (with such definitive transaction agreement being entered into substantially concurrently with the termination of this Agreement); provided that substantially concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 11.04(b);

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary set forth in this Agreement shall have occurred that (i) would cause the conditions set forth in Section 9.03(a) not to be satisfied; and (ii) is not capable of being of being cured by the End Date, or if capable of being cured by the End Date, is not cured by Parent, Intermediate Merger Subsidiary, or Merger Subsidiary before the earlier of (A) the thirtieth (30th) calendar day following Parent’s receipt of written notice of such breach or failure to perform from the Company and of the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii), and (B) the Business Day immediately prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.02(a) not to be satisfied; or

(iii) if (A) all of the conditions set forth in Article 9 have been satisfied (other than (x) conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction of those conditions at Closing and (y) any conditions set forth in Section 9.03 that have been waived by the Company), (B) Parent and Merger Subsidiary fail to consummate the Closing on the day that the Closing should have been consummated pursuant to Section 2.01 due to the failure of all, or any portion of, the Debt Financing (or, if applicable, the Alternative Debt Financing) to be funded at Closing for any reason, (C) the Company shall have delivered to Parent an irrevocable written notice confirming that (x) all of the conditions set forth in Article 9 have been satisfied or, with respect to the conditions set forth in Section 9.03, waived and (y) the Company stands ready, willing and able to consummate the Closing, and (D) Parent and Merger Subsidiary fail to consummate the Closing within five (5) Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.01 and (y) receipt of the written notice set forth in clause (C).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become null and void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant, Financing Source or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Section 8.07(e), Section 11.03, Section 11.04, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.13 and Section 11.14, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) subject to Section 11.04(b)(iii), Section 11.04(b)(iv) and Section 11.04(b)(v), neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of fraud or its material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach to this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, to:

DL Chemical Co., Ltd.

134 Tongil-ro, Jongno-gu, Seoul

Republic of Korea 03181

Attention: Jihoon Jung

Email:

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

23F Meritz Tower

382 Gangam-daero

Gangnam-gu, Seoul, Korea 06232

Attention: Daniel Kim

Email:

and

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Andor D. Terner

Email:

if to the Company, to:

Kraton Corporation

15710 JFK Blvd., Suite 300

Houston, TX 77032

Attention: James L. Simmons

Email:

with a copy to (which shall not constitute notice):

King & Spalding LLP

1100 Louisiana St., Suite 4100

Houston, TX 77002

Attention: Jonathan B. Newton

Email:

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law or a stock exchange rule requires further approval by the stockholders of the Company without such approval having been obtained; provided, further, however, that with respect to any amendment, supplement, modification and/or waiver to Section 10.02, this Section 11.03, Section 11.04, Section 11.06, Section 11.08, Section 11.09, Section 11.13, and Section 11.14 that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment, supplement, modification and/or waiver may become effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fees.

(i) If this Agreement is terminated (x) by the Company pursuant to Section 10.01(d)(i) or (y) by Parent pursuant to Section 10.01(c)(i), then the Company shall pay the Company Termination Fee to Parent (or its designee), substantially concurrently with the termination in the case of a termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by Parent, in each case, payable by wire transfer of immediately available funds.

(ii) If (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, a bona fide Acquisition Proposal shall have been publicly made, publicly announced or otherwise communicated to the Company Board or to the Company or shall have been disclosed to the stockholders of the Company (and in any such case, such Acquisition Proposal is not publicly withdrawn at least four (4) Business Days prior to the Company Stockholder Meeting), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (at a time when Parent could have terminated this Agreement pursuant to such provision), Section 10.01(b)(iii) or Section 10.01(c)(ii), and (C) within twelve (12) months after such termination, any Acquisition Proposal is consummated or the Company enters into a definitive agreement in respect of any Acquisition Proposal, then the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds on or prior to the date that is the earlier of (x) the date of consummation of such Acquisition Proposal, and (y) the date of the Company’s entry into such definitive agreement. For purposes of this Section 11.04(b), all references to “15%” and “85%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. Parent, Intermediate Merger Subsidiary, and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent, Intermediate Merger Subsidiary, and Merger Subsidiary shall be precluded from any other remedy against the Company, at Law or in equity or otherwise, and neither Parent, Intermediate Merger Subsidiary, nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(iv) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(iii), Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), the Parent Termination Fee by wire transfer of immediately available funds.

(v) In no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion. The Company agrees that upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to this Section 11.04 and such Parent Termination Fee is actually paid in full, the Company shall be precluded from any other remedy against Parent, Intermediate Merger Subsidiary, or Merger Subsidiary, at Law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Intermediate Merger Subsidiary, Merger Subsidiary, any of their respective Subsidiaries, or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(c) No Financing Source (i) shall have any liability or obligation to the parties hereto with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in Applicable Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the parties hereto that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Source, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D) or (ii) shall have any rights or claims against the Company and of its Subsidiaries, Representatives or stockholders, arising out of this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing; provided that following the Closing and the consummation of the Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries under the definitive documentation governing the Financing. For the avoidance of doubt, this Section 11.04(c) does not limit or affect any rights or remedies that Parent may have against the parties to the Debt Commitment Letters.

Section 11.05. Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to qualify (or, as applicable, be a disclosure for purposes of) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as a qualification of (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of the reference. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty contained in this Agreement shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Article 2, Section 7.02 (with respect to Indemnified Persons) and Sections 10.02, 11.03, 11.04, 11.06, 11.08, 11.09, 11.13, and 11.14 (with respect to Financing Sources), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer, by operation of Law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly owned Subsidiaries at any time; provided that such transfer or assignment shall not (i) relieve Parent, Intermediate Merger Subsidiary or Merger Subsidiary of its obligations hereunder, or (ii) enlarge, alter, limit or change any obligation of any other party hereto or due to Parent, Intermediate Merger Subsidiary or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement and all claims, causes of action (whether in contract, tort or statute) and other matters that may directly or indirectly result from, arise out of, be in connection with or relate to this Agreement or the other Transaction Documents, or the execution or performance thereof, or the Merger or the other transactions contemplated (collectively the “Relevant Matters”) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to conflicts of law rules that would result in the application of the Law of any other state.

Section 11.08. Consent to Jurisdiction.

(a) Subject to Section 11.08(b), each of Parent, Intermediate Merger Subsidiary, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, for the purposes of any action, suit or proceeding arising out of the Relevant Matters (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of Parent, Intermediate

Merger Subsidiary, Merger Subsidiary, and the Company agrees to commence any action, suit or proceeding arising out of the Relevant Matters in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of Parent, Intermediate Merger Subsidiary, Merger Subsidiary, and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Intermediate Merger Subsidiary, Merger Subsidiary, and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Relevant Matters in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Intermediate Merger Subsidiary, Merger Subsidiary, and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of the Relevant Matters which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

(b) Notwithstanding anything herein to the contrary, (i) no party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, legal action or proceeding, whether at Law or in equity, whether in contract or in tort or otherwise, against any Financing Source arising out of the Relevant Matters, anywhere other than in the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and (ii) any such claim, legal action or proceeding will be governed and construed in accordance with the Laws of the State of New York. The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 11.08(a) above but with respect to the courts specified in this Section 11.08(b).

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE RELEVANT MATTERS, THE DEBT FINANCING, OR THE DEBT COMMITMENT LETTER (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties.

(a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. In the event of any conflict between any of the terms of this Agreement and any of the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

(b) Except for the representations and warranties made by the Company in Article 4, neither the Company nor any other Person makes, and neither Parent, Intermediate Merger Subsidiary, nor Merger Subsidiary is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, including with respect to any other information made available to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Intermediate Merger Subsidiary, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Intermediate Merger Subsidiary or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4. The Company has made available to Parent, Intermediate Merger Subsidiary and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent, Intermediate Merger Subsidiary and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent, Intermediate Merger Subsidiary and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent, Intermediate Merger Subsidiary and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent, Intermediate Merger Subsidiary nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent, Intermediate Merger Subsidiary nor Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, to the fullest extent permitted by Applicable Law.

(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Intermediate Merger Subsidiary, Merger Subsidiary or any other Person on behalf of Parent, Intermediate Merger Subsidiary, or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent, Intermediate Merger Subsidiary, or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by another party, to a decree or order of specific performance to enforce specifically the terms and provisions hereof, and to any further equitable relief in the courts described in Section 11.08, in each case without proof of damages or otherwise, this being in addition to any other remedy to which such party is entitled under this Agreement and any other agreement executed in connection therewith, at Law or in equity. The parties further acknowledge and agree that the right to specific enforcement set forth in this Section 11.13 is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) The parties hereto acknowledge and agree that any party seeking an injunction, specific performance, or other equitable relief in accordance with Section 11.13(a) shall not be required to post any bond or provide any other security in connection with any such order or injunction.

(c) While the Company may pursue both a grant of specific performance under this Section 11.13 and the payment of the Parent Termination Fee under Section 11.04(b)(iv), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Termination Fee.

Section 11.14. Third Party Beneficiary. The Financing Sources shall be express third party beneficiaries of Section 10.02, Section 11.03, Section 11.04, Section 11.06, Section 11.08, Section 11.09, Section 11.13, and this Section 11.14, and each of such Sections shall expressly inure to the benefit of the Financing Parties.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

KRATON CORPORATION

By:	/s/ Kevin M. Fogarty
Name: Kevin M. Fogarty
Title: President & CEO

DL CHEMICAL CO., LTD.

By:	/s/ Sang Woo Kim
Name: Sang Woo Kim
Title: Chief Executive Officer and Vice Chairman

DLC US HOLDINGS, INC.

By:	/s/ Sang Woo Kim
Name: Sang Woo Kim
Title: Chief Executive Officer

DLC US, INC.

By:	/s/ Kilsu Kim
Name: Kilsu Kim
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KRATON CORPORATION

ARTICLE 1

The name of this Corporation is Kraton Corporation.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, Delaware 19808 in the County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE 4

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

ARTICLE 5

The board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

Elections of directors need not be by written ballot unless and to the extent the Bylaws of the Corporation shall so provide.

ARTICLE 7

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 8

A. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law, as the same may be amended and supplemented.

B. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

C. Any repeal or modification of this Article 8 shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article 8 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE 9

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation; or (E) any action asserting a claim against the

Corporation or any current or former director, officer, employee or agent of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

ARTICLE 10

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit B

THIRD AMENDED AND RESTATED BYLAWS

OF

KRATON CORPORATION,

a Delaware corporation

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of Kraton Corporation, a Delaware corporation (hereinafter called the “Corporation”), shall be at such place in the State of Delaware as shall be designated by the Board of Directors (the “Board”).

Section 2. Principal Office. The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the Board. The Board is granted full power and authority to change said principal office from one location to another.

Section 3. Other Offices. The Corporation may also have an office or offices at such other places, either within or without the State of Delaware, as the Board may from time to time designate or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. An annual meeting of the stockholders for the election of directors shall be held at such place, if any, either within or without the State of Delaware, as shall be designated on an annual basis by the Board and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, if any, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Any other proper business may be transacted at the annual meeting.

Section 2. Notice of Annual Meeting. Written notice of the annual meeting stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware or the Certificate of Incorporation of the Corporation (as amended or restated from time to time, the “Certificate of Incorporation”)).

Section 3. Voting List. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 4. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by law, may be called at any time by (i) the Chief Executive Officer, (ii) the President, (iii) the Board, (iv) at the written request of two or more directors, or (v) one or more stockholders owning of record, on the date the notice described in Section 5 of this Article II is received by the Secretary of the Corporation, a majority or more of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Section 5. Notice of Special Meetings. As soon as reasonably practicable after receipt of a request as provided in Section 4 of this Article II, written notice of a special meeting, stating the place, if any, date (which shall be not less than ten nor more than sixty days from the date of the notice) and hour of the special meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such special meeting, and the purpose or purposes for which the special meeting is called, shall be given to each stockholder entitled to vote at such special meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law.

Section 6. Scope of Business at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by law. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as provided in Section 5 of this Article II.

Section 8. Qualifications to Vote. The stockholders of record on the books of the Corporation at the close of business on the record date as determined by the Board and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof.

Section 9. Record Date. The Board may fix a record date for the determination of the stockholders entitled to notice of or to vote at any stockholders’ meeting and at any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. The record date shall not be more than sixty nor less than ten days before the date of such meeting, and not more than sixty days prior to any other action. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 10. Action at Meetings. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 11. Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless it is coupled with an interest sufficient in law to support an irrevocable power.

Section 12. Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, in accordance with Section 228 of the General Corporation Law of the State of Delaware.Meeting by Remote Communication

. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders not physically present at a meeting of stockholders may, by means of remote communication participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at such meeting by means of remote communication is a stockholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings, and (iii) if any stockholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 14. Conduct of Meeting. The Chair of the Board shall preside as Chair at all meetings of the stockholders. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Chair. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chair of the meeting shall have the right and authority to convene and (for any or no reason) to postpone, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or the Chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The Chair of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the Chair of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the Chair should so determine, the Chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The Chair shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal, or parliamentary rules or principles of procedure, unless and to the extent determined otherwise by the Board. The Chair’s rulings on procedural matters shall be conclusive and binding on all stockholders.

ARTICLE III.

DIRECTORS

Section 1. Powers. The business of the Corporation shall be managed by or under the direction of its Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 2. Number; Election; Tenure and Qualification. Unless otherwise provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board or by the stockholders at an annual meeting of the stockholders (unless the directors are elected by written consent in lieu of an annual meeting as provided in Article II, Section 12). Notwithstanding the foregoing, the initial Board of Directors shall be comprised of the number of directors (or the single director, as applicable) elected by the incorporator. Except as provided in the Certificate of Incorporation or in Section 3 of this Article III, the directors shall be elected at the annual meeting of the stockholders by a plurality vote of the shares entitled to vote and represented in person or by proxy and each director elected shall hold office until his or her successor is elected and qualified unless he or she shall resign, become disqualified, disabled, or otherwise removed. Directors need not be stockholders.

Section 3. Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall serve until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 4. Location of Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5. Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board, or as shall be specified in a written waiver signed by all of the directors.

Section 6. Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board; provided that any director who is absent when such a determination is made shall be given notice of such location.

Section 7. Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chair of the Board, the Chief Executive Officer, or the Secretary or by any two directors.

Special meetings of the Board shall be held upon not less than four days’ written notice or not less than 24 hours’ notice given personally or by telephone, or sent by facsimile, electronic mail or other electronic transmission addressed to each director to the extent and in the manner permitted by applicable law. Any such notice shall be addressed or delivered to each director at such director’s address as is shown upon the records of the Corporation or as may have been given to the Corporation by the director for the purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held.

Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mail, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic transmission, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

Section 8. Quorum and Action at Meetings. At all meetings of the Board, a majority of the directors then in office (provided, however, such number shall not be less than one-third of the total number of directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in accordance with applicable law.

Section 10. Telephonic Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 11. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board.

Section 12. Committee Authority. Subject to the limitations of applicable law, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 13. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required to do so by the Board.

Section 14. Directors’ Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the

Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 15. Resignation. Any director or officer of the Corporation may resign at any time. Each such resignation shall be made in writing or by electronic transmission delivered to the Board, the Chief Executive Officer, the President or the Secretary and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

Section 16. Removal. Unless otherwise restricted by these Bylaws or applicable law, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the outstanding shares of capital stock entitled to vote at an election of directors.

ARTICLE IV.

NOTICES

Section 1. Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the law or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail (as defined in Section 232(d) of the General Corporation Law of the State of Delaware), when directed to such stockholder’s electronic mail address (as defined in Section 232(d)(3) of the General Corporation Law of the State of Delaware) (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders under any provision of the law or these Bylaws provided by electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by electronic transmission shall be deemed to be given as provided by the General Corporation Law of the State of Delaware.

Section 2. Waiver. Whenever any notice is required to be given under the provisions of the law or of these Bylaws, a written waiver thereof, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The written or electronic waiver need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at the meeting is not a waiver of any right to object to the consideration of matters required by the General Corporation Law of the State of Delaware to be included in the notice of the meeting but not so included, if such objection is expressly made at the meeting.

ARTICLE V.

OFFICERS

Section 1. Appointment. The officers of the Corporation shall be appointed by the Board and shall include a Chief Executive Officer, a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board shall determine. The Board may elect from among its members a Chair or Chairs of the Board and a Vice Chair of the Board. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2. Election. The Board at its first meeting after each annual meeting of stockholders shall elect a Chief Executive Officer, a President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board shall determine.

Section 3. Appointment of Other Agents. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4. Compensation. The salaries of all officers of the Corporation shall be fixed by the Board or a committee thereof. The salaries of agents of the Corporation shall, unless fixed by the Board, be fixed by the Chief Executive Officer, President or any Vice President of the Corporation.

Section 5. Tenure. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the directors of the Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 6. Chair of the Board and Vice Chair of the Board. The Chair of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which the Chair shall be present. The Chair shall have and may exercise such powers as are, from time to time, assigned to the Chair by the Board and as may be provided by law. In the absence of the Chair of the Board, the Vice Chair of the Board, if any, shall preside at all meetings of the Board and of the stockholders at which the Vice Chair shall be present. The Vice Chair shall have and may exercise such powers as are, from time to time, assigned to such person by the Board and as may be provided by law.

Section 7. Chief Executive Officer. The Chief Executive officer shall have general and active management, supervision, direction, and control of the business of the Corporation. He or she shall assist in the management of the Corporation, and in the absence or disability of or upon the delegation by the Chair of the Board, he or she shall preside at all meetings of stockholders and of the Board. He or she shall report from time to time to the Board all matters within his or her knowledge which the interest of the Corporation may require to be brought to the attention of the Board. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation and shall exercise such powers and perform such duties as generally pertain or are necessarily incidental to his or her office and shall have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board.

Section 8. President. Subject to such powers, if any, as may be given by the Board to the Chief Executive Officer, if there is such an officer, the President shall have supervising authority over and may exercise general executive powers concerning all of the operations and business of the Corporation, with the authority from time to time to delegate to other officers such executive and other powers and duties as he or she may deem advisable. The President shall also perform such duties as may be specifically assigned to him or her from time to time by the Board or the Chief Executive Officer. If there be no Chief Executive Officer, or in his or her absence, the President shall preside at all meetings of the stockholders and of the Board, unless the Board appoints another person who need not be a stockholder, officer or director of the Corporation, to preside at a meeting of stockholders.

Section 9. Vice President. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 10. Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board, Chief Executive Officer or President, under whose supervision the Secretary shall be subject. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature.

Section 11. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 12. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, President or Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President, Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all such transactions as Treasurer and of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the Treasurer’s office and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer that belongs to the Corporation.

Section 13. Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

ARTICLE VI.

CAPITAL STOCK

Section 1. Certificates. The shares of the Corporation shall be represented by a certificate, unless and until the Board adopts a resolution permitting shares to be uncertificated. Certificates shall be signed by, or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary shall be an authorized officer for such purpose), certifying the number of shares owned by such stockholder in the Corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be specified.

Section 2. Class or Series. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or a statement that the Corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 3. Signature. Any of or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 4. Lost Certificates. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board shall think conducive to the interest of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board.

Section 4. Seal. The Board may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 5. Loans. The Board of the Corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist, including, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the Board, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation.

Section 6. Execution of Corporate Instruments.

(a) The Board may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments, and certificates of shares of stock owned by the Corporation, shall be executed, signed or endorsed by the Chair of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice President and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature may be executed as aforesaid or in such other manner as may be directed by the Board.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall authorize so to do.

(d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board.

ARTICLE VIII.

REPRESENTATION OF SHARES OF OTHER CORPORATIONS

Any and all securities of any other entity standing in the name of the Corporation shall be voted, and all rights incident thereto shall be represented and exercised on behalf of the Corporation, by the Chair of the Board or the President. The foregoing authority may be exercised either by any such officer in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officer.

ARTICLE IX.

INDEMNIFICATION

Section 1. Nature of Indemnity. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereinafter be amended (but in the case of such amendment, only to the extent that such amendment provides for broader indemnification rights than permitted prior thereto) any person who was or is a party or is threatened to be made a party to or is otherwise involved in (including as a witness) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom; except that in the case of a Proceeding by or in the right of the Corporation to procure a judgment in its favor (a) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding and any appeal therefrom, and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 5 of this Article IX, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized by the Board (other than Proceedings initiated by a director or officer to enforce a right to indemnification or advancement of expenses). The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1 of this Article IX or in defense of any claim, issue or matter therein (including any Proceeding by the Corporation to recover advanced expenses), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 3. Determination that Indemnification Is Proper. Any indemnification of a present or former director or officer of the Corporation under Section 1 of this Article IX (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the present or former director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 1 of this Article IX. Subject to Section 5 of this Article IX, indemnification of a present or former employee or agent of the Corporation under Section 1 of this Article IX (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 of this Article IX. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Section 4. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, that, if the General Corporation Law of the State of Delaware requires, such advancement of expenses incurred by a director or officer in his or her capacity as such shall only be made upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined by a final non-appealable judicial decision that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX (an “undertaking”); provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

Section 5. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Sections 1 or 2 of this Article IX, or advancement of costs, charges and expenses to a director or officer under Section 4 of this Article IX, shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article IX is required, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article IX shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation. It shall be a defense to any such Proceeding (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 4 of this Article IX where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article IX, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 of this Article IX, nor the fact that there has been an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement (including standalone director indemnification agreements entered into between the Corporation or any subsidiary thereof on the one hand, and a director, on the other hand), vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article IX.

Section 8. Severability. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE X.

AMENDMENTS

Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the Board, when such power is conferred upon the Board by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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CERTIFICATE OF SECRETARY

OF KRATON CORPORATION,

a Delaware corporation

I hereby certify that I am the duly elected and acting Secretary of Kraton Corporation, a Delaware corporation (the “Corporation”), and that the foregoing Bylaws, comprising 16 pages, constitute the Bylaws of the Corporation as duly adopted by the Board pursuant to [an Action by Unanimous Written Consent], effective as of ____________, 2021.

[__________], Secretary